Exhibit 10.12

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

dated as of

May 21, 2015

among

ZTO EXPRESS (CAYMAN) INC.

ZTO EXPRESS LIMITED

ZTO EXPRESS (HONG KONG) LIMITED

ZTO EXPRESS CO., LTD.

DONGGUAN JINSHENG INDUSTRIAL CO., LTD.

JIAXING ZHONGTONGJI LOGISTICS CO., LTD.

NANJING HUIJITONG LOGISTICS CO., LTD.

TAIZHOU ZHONGRUI LOGISTICS CO., LTD.

ZHEJIANG LITONG LOGISTICS CO., LTD.

ZHONG TONG JI AIR LOGISTICS CO., LTD.

PARTIES LISTED ON SCHEDULE I

PARTIES LISTED ON SCHEDULE II

and

PARTIES LISTED ON SCHEDULE III

SCHEDULE I:	LIST OF PRINCIPALS
SCHEDULE II:	LIST OF OTHER SHAREHOLDERS
SCHEDULE III:	LIST OF INVESTORS
SCHEDULE IV:	CAPITALIZATION TABLE OF THE COMPANY
SCHEDULE V:	TERRITORIES OF TARGET FRANCHISEES
SCHEDULE VI:	LIST OF CONTRACTS

SCHEDULE VII:	LIST OF ZTO TRADEMARKS
SCHEDULE VIII:	ADDRESS FOR NOTICES
SCHEDULE IX:	SPECIFIED MATTERS
SCHEDULE X:	LIST OF COMPETITORS
SCHEDULE XI:	LIST OF RESTRICTED AFFILIATES
SCHEDULE XII:	SPECIFIC ARRANGEMENTS ON ONSHORE INVESTMENT
SCHEDULE XIII:	LIST OF KEY MANAGEMENT PERSONNEL
SCHEDULE XIV:	KEY TERMS OF THE EXCLUDED ISSUANCE

EXHIBIT A:	REORGANIZATION PLAN
EXHIBIT B:	FORM OF INSTRUMENT OF TRANSFER
EXHIBIT C:	FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES
EXHIBIT D:	FORM OF SHAREHOLDERS AGREEMENT
EXHIBIT E:	TRADEMARK LICENSE AGREEMENT
EXHIBIT F:	TRADEMARK TRANSFER AGREEMENT
EXHIBIT G:	FORMS OF PRC AND CAYMAN LEGAL OPINIONS
EXHIBIT H:	FORM OF INDEMNIFICATION AGREEMENT

v

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

THIS SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of May 21, 2015 among:

(a)                                 ZTO Express (Cayman) Inc., a company limited by shares incorporated and existing under the laws of Cayman Islands (the “Company”);

(b)                                 ZTO Express Limited, a company limited by shares incorporated and existing under the laws of British Virgin Islands and a wholly-owned Subsidiary of the Company (the “BVI Holding Company”);

(c)                                  ZTO Express (Hong Kong) Limited, a limited company incorporated and existing under the laws of Hong Kong (as defined below) and a wholly-owned Subsidiary of the BVI Holding Company (the “HK Holding Company”);

(d)                                 ZTO Express Co., Ltd. (中通快递股份有限公司), a company limited by shares incorporated and existing under the laws of the PRC (the “Domestic Company”);

(e)                                  Dongguan Jinsheng Industrial Co., Ltd. (东莞市金晟实业有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(f)                                   Jiaxing Zhongtongji Logistics Co., Ltd. (嘉兴中通吉物流有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(g)                                  Nanjing Huijitong Logistics Co., Ltd. (南京汇吉通物流有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(h)                                 Taizhou Zhongrui Logistics Co., Ltd. (泰州中瑞物流有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(i)                                     Zhejiang Litong Logistics Co., Ltd. (浙江立通物流有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(j)                                    Zhong Tong Ji Air Logistics Co., Ltd. (中通吉航空物流有限公司), a limited liability company incorporated and existing under the laws of the PRC;

(k)                                 Each Person (as defined below) listed on Schedule I (each, a “Principal”);

(l)                                     Each Person listed on Schedule II (each, a “Other Shareholder”); and

(m)                             Each Person listed on Schedule III (each, a “Investor”).

W I T N E S S E T H:

WHEREAS, the Domestic Company, WP and other parties listed thereto entered into the Investment Framework Agreement (《投资框架协议》) on February 16, 2015 in connection with the potential investment in the Company by WP;

WHEREAS, the Domestic Company, Hillhouse and other parties listed thereto entered into the Investment Framework Agreement (《投资框架协议》) on March 11, 2015 in connection with the potential investment in the Company by Hillhouse;

WHEREAS, the Domestic Company, SC and other parties listed thereto entered into the Investment Framework Agreement (《投资框架协议》) on February 25, 2015 in connection with the potential investment in the Company by SC;

WHEREAS, each Seller is the record and beneficial owner of the Sale Shares (as defined below) set forth opposite its or his name on Schedule I or Schedule II (as applicable), and desires to sell certain number of the Sale Shares held by it or him to the applicable Investors, and such applicable Investors desire to purchase such Sale Shares from such Seller, upon the terms and conditions set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and allot to the Investors, and the Investors desire to subscribe for, certain Series A Preferred Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  (a)The following terms, as used herein, have the following meanings:

“Accounting Standards” means, as applicable, (i) the international financial reporting standards promulgated from time to time by the International Accounting Standards Board (including standards and interpretations approved thereby), together with the pronouncements thereon by the International Accounting Standards Board from time to time, (ii) the generally accepted accounting principles in the United States of America or (iii) any other accounting standards agreed by the Investors Holding a Majority in Interest.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  With respect to an Investor, the term “Affiliate” also includes (i) any shareholder of such Person, (ii) such Person’s or its shareholder’s general partners or limited partners, and (iii) the fund manager managing such Person or its shareholder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager (for the avoidance of doubt, excluding their respective Portfolio Companies).  With respect to any natural Person, each of the following Persons is such Person’s Affiliate for purposes of this Agreement and the other Transaction Documents: (i) spouse; (ii) parents; (iii) children; (iv) siblings; (v) any other Person who is a lineal ascendant or descendant of such Person; and (vi) any other Person who is a relative of such Person and lives in the same house with such Person.

“Agent” means, with respect to any Person that is an entity, any director, officer, employee, representative, Subsidiaries, franchisees or any person who performs or has performed services for or on behalf of such Person.

“AIC” means the State Administration of Industry and Commerce of the PRC and its local counterpart or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce and its local counterpart, any Governmental Authority having authority to issue such business license or accept such filing or registration under the laws of the PRC.

“Ancillary Agreements” means, collectively, the Trademark License Agreement, the Trademark Transfer Agreement and the Indemnification Agreement.

“Anti-Bribery Law” means (i) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended, (ii) the UK Bribery Act 2010, as amended, (iii) the relevant provisions of the Criminal Law of the PRC (including Articles 93, 163, 164, 389, 390, 391, 392 and 393), (iv) the relevant provisions of the PRC Anti-Unfair Competition Law (including Articles 8 and 10), (v) the Interim Provisions Prohibiting Commercial Bribery Conducts issued by the State AIC and (vi) any other applicable laws, rules and regulations relating to commercial bribery, anti-corruption or related matters, in each case as amended and supplemented from time to time.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Balance Sheet” means the unaudited combined balance sheet of the Domestic Company as of March 31, 2015.

“Balance Sheet Date” means March 31, 2015.

“Big 4 Accounting Firm” shall mean any of Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Hong Kong or the PRC are authorized or required by Applicable Law to close.

“Captive Structure” means the structure under which the WFOE Controls the Domestic Company through the Control Documents.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Chief Compliance Officer” means the chief compliance officer of the Company.

“Circular 7” means the Notice on Relevant Issues on Corporate Income Tax from Indirect Transfer by Non-PRC Residents (《关于非居民企业间接转让财产企业所得税若干问题的公告》) issued by the State Administration of Taxation on February 3, 2015.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies (《关于境内居民通过特殊目的公司境外融资及返程投资外汇管理有关问题的通知》) issued by SAFE on July 14, 2014.

“Circular 698” means the Notice of the Ministry of Finance and the State Administration of Taxation Regarding Several Issues on Corporate Income Tax Treatment for Corporate Reorganization (《财政部、国家税务总局关于企业重组业务企业所得税处理若干问题的通知》) issued on April 30, 2009.

“Closing Date” means the date of each Closing.

“Competitor” means any Person listed on Schedule X.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means any Contract to be entered into between the WFOE, on one hand, and the Domestic Company and/or its shareholders, on the other hand, for the purpose of consolidating the financial statements of the Domestic Company and its Subsidiaries by the Company in accordance with the Accounting Standards.

“Deloitte” means Deloitte Touche Tohmatsu Limited or its Affiliates.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Excluded Issuance”means the proposed issuance of 16,800,000 shares of Ordinary Shares in total to (i) the directors, officers, employees and franchisees pursuant an equity incentive plan or a similar plan to be adopted by the Company after the date hereof and (ii) to the Target Franchisees in connection with the acquisition of them, with the key terms of such proposed issuance attached hereto as Schedule XIV.

“First Closing Date” means the date of the First Closing.

“First-Tier Franchisee” means any franchisee directly transacting business with any Group Company.

“Fundamental Representation” means the Warrantors’ representations contained in Sections3.02 (Corporate Authorization), 3.04 (Noncontravention), 3.05 (Capitalization)(a) and 3.06 (Valid Issue of Shares), and the Sellers’ representations contained in Sections 4.01 (Corporate Existence and Power), 4.02 (Authorization), 4.04 (Noncontravention) and 4.05 (Ownership of Shares).

“Group” means, collectively, the Group Companies.

“Group Company” means each of the Company, the BVI Holding Company, the HK Holding Company and the Domestic Company, together with each of their respective Subsidiaries.

“Gopher” means Gopher China S.O. Project Limited, a company established and existing under the laws of the British Virgin Islands.

“Governmental Authority” means (i) any national, federal, state, county, municipal, local or foreign government or other political subdivision or instrumentality thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity, authority or body described in the foregoing clauses (i) and (ii) of this definition, (iv) any court, tribunal or arbitrator, or (v) any self-regulatory organization. A Government Authority also includes public international organizations, i.e. organizations whose members are countries, or territories, governments of countries or territories, other public international organizations or any mixture of the foregoing.

“Hillhouse” means Hillhouse ZT Holdings Limited.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnification Agreement” means the indemnification agreement in the form attached hereto as Exhibit H.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the PRC and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the PRC and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the PRC and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights in all of the foregoing provided by treaties, conventions and common law.

“Internal Control Plan” means a plan of internal policies and procedures to manage and strengthen the Company’s practices in connection with accounts management, book keeping and expense approvals, prepared in consultation with a Big 4 Accounting Firm.

“Investors Holding a Majority in Interest” means, collectively, the Investors that subscribe for a majority of the Subscription Shares pursuant to this Agreement.

“Key Employee” means any employee of the Domestic Company with the title of “vice president” or higher and any employee of each Group Company that is directly managed by the Domestic Company with the title of “general manager” or higher.

“Knowledge” means, (i) with respect to the Group or any Group Company, the actual knowledge of the individuals listed in Schedule XIII after reasonable inquiry; (ii) with respect to any other Person that is not an individual, the actual knowledge of such Person’s officers after reasonable inquiry, and (iii) with respect to any natural Person, such Person’s actual knowledge after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Group Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on (i) the business, properties, results of operations, condition (financial or otherwise), assets or liabilities of the Group, taken as a whole, (ii) the ability of any party (other than the Investors) to perform the obligations of such party under any Transaction Documents; or (iii) material and irreparable impairment of the completion of a Qualified IPO or the delay of the completion of a Qualified IPO in accordance with the schedule as agreed by the Company and the Investors Holding a Majority in Interest that is incapable of being cured within the relevant period for the Qualified IPO, excluding any effect resulting from (A) changes in political conditions in the PRC not having a disproportionate effect on the Group, taken as a whole; (B) changes in any Applicable Law (or interpretation thereof) generally affecting the industry in which the Group operates and not specifically relating to or having a disproportionate effect on the Group, taken as a whole, (C) changes in the Accounting Standards or the PRC GAAP, (D) any act of terrorism, war, military action, act of God, natural disaster or similar calamity involving the PRC not having a disproportionate effect on the Group, taken as a whole, or (E) any action, omission, change, effect, circumstance or condition attributable to or contemplated by the execution, delivery or performance of the Transaction Documents or transactions contemplated thereby.

“Memorandum and Articles” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company in the form attached hereto as Exhibit C.

“Ordinary Share” means the ordinary share, par value $0.0001 per share of the Company.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Group Company.

“Permit” means, with respect to any Person, any license, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Person, including those relating to environmental or labor matters.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any and all personal, private or confidential information of the end customers that each Group Company has collected, gathered or accessed, or has the right to collect, gather or access, in the conduct of the business.

“Portfolio Companies” means, with respect to the Investors, any company in which such Person or its Affiliates have invested as part of their respective ordinary course of private equity investment business.

“Post-Reorganization Matters” means all transactions set forth under “Post-Restructuring Matters (重组后事项)” of the Reorganization Plan.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC GAAP” means the generally accepted accounting principles in the PRC.

“Public Official” means any executive, official, officer (regardless of rank) or employee of a Governmental Authority or political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise. Officers, employees (regardless of rank) or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, provides services to all inhabitants of a jurisdiction, or has its key officers and directors appointed by a government should also be considered “Public Official.”

“Qualified IPO” means a firm underwritten initial public offering of the Ordinary Shares and the listing of such shares for trading on the New York Stock Exchange, NASDAQ Global Market, Main Board of the Hong Kong Stock Exchange or any other stock exchange as approved by the Investors Holding a Majority in Interest.

“Related Party” means, with respect to a Person, (i) any Affiliate of such Person, (ii) any Person 20% or more of whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote by such Person or its Affiliates, (iii) any Person directly or indirectly owning, Controlling or holding with power to vote, 20% or more of the outstanding voting securities of such Person or its Affiliates, (iv) any director or officer of such Person or its Affiliates or any Related Party of any such director or officer, (v) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity or (vi) any relative or spouse of such Person, or any relative of such spouse.

“Reorganization” means, collectively, the reorganization transactions of the Group for the purpose of receiving investment from the Investors and prospective Qualified IPO, including incorporation of the Company, establishment of the offshore corporate structure and establishment and implementation of the Captive Structure, with details of such reorganization transactions described in Part II “Reorganization Steps (重组步骤)” of the Reorganization Plan.

“Reorganization Plan” means the Reorganization Plan of ZTO Express Co., Ltd. (中通快递股份有限公司重组方案) prepared by Zhong Lun Law Firm attached hereto as Exhibit A.

“Reported Net Profit” of any Target Franchisee means net profits of such Target Franchisee as adjusted by the Domestic Company by applying the same principles or standards in respect of Taxes and social insurance allocation or reserve as those adopted and applied by the Domestic Company on a consistent basis.

“Restricted Affiliate” means, with respect to each Investor, any Person listed opposite its name on Schedule XI.  For the avoidance of doubt, the term of “Restricted Affiliate” does not include any Portfolio Company.

“Restricted Party” means a Person that is: (i) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“RMB” or “Renminbi” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanction Authority.

“Sanction Authority” means any of (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury.

“Sanctions List” means (i) the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the US Department of Treasury, (ii) the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or (iii) any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Sequoia”means, collectively, Max Alpha Limited and Max Beyond Limited, each a company established and existing under the laws of the Cayman Islands.

“SC” means Standard Chartered Private Equity (Mauritius) III Limited.

“Scheduled First Closing Date” means, with respect to each Investor, the 30th day after satisfaction of all of those conditions precedent to such Investor’s obligation to complete the First Closing in Article 8.

“Second Closing Date” means the date of the Second Closing.

“Seller” means each of the Principals (other than ZTO LMS Holding Limited) and the Other Shareholders.

“Series A Preferred Shares” means the series A preferred share, par value of $0.0001 per share of the Company.

“Shares” means, collectively, the Subscription Shares and the Sale Shares.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and among the parties named therein on or prior to the First Closing, which shall be in the form attached hereto as Exhibit D.

“Subsidiary” means, with respect to any Person, any other Person that is Controlled directly or indirectly by such Person.

“Target Franchisee” means the franchisee contracting with the Domestic Company or its Subsidiaries as of the date hereof conducting the courier business within the territories listed on Schedule V.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a), (i)(b) and (i)(c) above.

“TMO” means the Trademark Office of the State AIC.

“Trademark License Agreement” means the Trademark License Agreement (商标授权许可协议) entered into by and between the Domestic Company and Zhong Tong Ji on December 1, 2014 relating to all ZTO Trademarks attached hereto as Exhibit E.

“Trademark Transfer Agreement” means the Trademark Transfer Agreement (商标转让协议) entered into by and between the Domestic Company and Zhong Tong Ji on  December 1, 2014 relating to all ZTO Trademarks attached hereto as Exhibit F.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Memorandum and Articles, the Ancillary Agreements and each of the other agreements and documents delivered or otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US$” or “$” or “US Dollars” means the lawful currency of the United States of America.

“Warrantors” means, collectively, the Company, the BVI Holding Company, the HK Holding Company, the Domestic Company, Dongguan Jinsheng Industrial Co., Ltd., Jiaxing Zhongtongji Logistics Co., Ltd., Nanjing Huijitong Logistics Co., Ltd., Taizhou Zhongrui Logistics Co., Ltd., Zhejiang Litong Logistics Co., Ltd., Zhong Tong Ji Air Logistics Co., Ltd. and the Principals.

“WFOE” means a wholly-owned Subsidiary of the HK Holding Company to be formed in the PRC during the Reorganization.

“WP” means Onyx Gem Investment Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands.

“Zhong Tong Ji” means Shanghai Zhong Tong Ji Express Services Company Limited (上海中通吉速递服务有限公司), a limited liability company incorporated and existing under the laws of the PRC.

“ZTO Trademark” means any trademark registered in the PRC owned by Zhong Tong Ji as of the date hereof listed on Schedule VII.

(b)                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Exchange Rate	Section 2.03
Agreement	Preamble
Agreed RMB Price	Section 2.03
Arbitration Notice	Section 11.07(a)
Base Exchange Rate	Section 2.03
Basket	Section 9.02(a)
Closing	Section 2.02(a)
Company	Preamble
Company Account	Section 2.02(b)(iii)

Term	Section
Competitor’s Competing Business	Section 7.03(b)
Compliance Laws	Section 3.22(a)
Damages	Section 9.02
Disclosure Schedule	Article 3
Dispute	Section 11.07(a)
Domestic Company	Preamble
Draft Audit Report	Section 8.02(e)
Electing Investor	Section 2.01(b)
First Closing	Section 2.02(b)
HK Holding Company	Preamble
HKIAC	Section 11.07(b)
HKIAC Rules	Section 11.07(b)
Indemnified Party	Section 9.02
Indemnifying Party	Section 9.05(a)
Investor	Preamble
Lease	Section 3.14(c)
Material Contract	Section 3.11(a)
Onshore Investment	Section 6.07(a)
Other Shareholder	Preamble
Permitted Lien	Section 3.14(a)
Principal	Preamble
Rectification Plan	Section 8.02(e)
Related Party Loan	Section 3.10
Sale Share	Section 2.01
Second Closing	Section 2.02(c)
Seller Account	Section 2.02(b)(iii)
Subscription Share	Section 2.01
Third Party Claim	Section 9.05(a)
Warranty Breach	Section 9.02(a)
WP Designee	Section 6.07(a)

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all Applicable Law.In calculations of share numbers or percentages, references to “fully-diluted and as-converted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities of the Company convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged.  Any share calculation shall be appropriately adjusted to take into account any share split, share consolidation, recapitalization, bonus issue, reclassification or similar event.  References to a Person’s stake, interest or similar terms shall unless the context deems otherwise refer to the aggregate amount of Equity Securities held or beneficially owned by such Person in the applicable entity.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.                          Purchase and Sale.  (a) Upon the terms and subject to the conditions of this Agreement, at each Closing, (i) each Investor, severally but not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to such Investor, the number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule III (the “Subscription Shares”) at a per-share purchase price of $9.973432, with full rights attached to such Shares and free and clear of Liens; and (ii) each Investor, severally but not jointly, agrees to purchase, and each Seller, jointly and severally, agrees to sell to such Investor, the number of Ordinary Shares set forth opposite such Investor’s name on Schedule III (the “Sale Shares”) at a per-share purchase price of $7.844860, with full rights attached to such Shares and free and clear of Liens.  The purchase price per share in US Dollars to be paid by each Investor to the Company or Sellers (as the case may be) at each Closing shall be subject to adjustment as provided in Section 2.03 and the number of Subscription Shares and Sale Shares to be purchased by each Investor at each Closing shall be adjusted accordingly.

(b)                                 In the case where a Seller breaches any of its obligation under this Agreement, without prejudice to the other provisions under this Agreement, each Investor shall have a right but no obligation to elect to continue to consummate the Closings  (“Electing Investor”) and perform its obligations under this Agreement with respect to the Sale Shares to be sold by the other Sellers who are not in breach in accordance with this Section 2.01. The Sale Shares to be purchased by each Electing Investor as set out in Schedule III (subject to adjustment as provided in Section 2.03) shall be reduced pro-rata or as otherwise agreed between the Electing Investors.  However, such election by the

Electing Investors shall not diminish or otherwise affect any of the Investors’ rights for any claims under this Agreement and/or all Applicable Laws with respect to the breach by the relevant Seller. For the avoidance of doubt, any breach by the Seller(s) do not reduce, release or otherwise vary the Company or the other Sellers from their respective obligations under this Agreement.

Section 2.02.                          Closings.  (a) The consummation of the purchase and sale of the Shares pursuant to Section 2.01 shall be completed through two closings (each, a “Closing”) and each Closing shall take place remotely via the exchange of documents and signatures.  For the avoidance of doubt, unless otherwise agreed by the Investors Holding a Majority in Interest, each Closing for the sale of Shares by the Company and Sellers and the purchase of Shares by the Investors shall occur simultaneously.

(b)                                 The first Closing (the “First Closing”) shall take place as soon as practicable, but in no event later than 30 days after the receipt of a written notice from the Company to the Investors confirming the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit, of the conditions set forth in Article 2 and Article 8 (other than conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at such Closing), or at such other time as the parties may agree.  At the First Closing,

(i)                                     in addition to any item the delivery of which is made an express condition to such Investor’s obligation at the First Closing pursuant to Article 8, the Company shall deliver to such Investor:

(A)                                        the updated register of members of the Company, certified by a director or the company secretary of the Company, reflecting the issue to such Investor of the Shares as of the First Closing being subscribed and purchased by such Investor at the First Closing;

(B)                               duly executed share certificates issued in the name of such Investor representing the Shares as of the First Closing being subscribed and purchased by it at the First Closing; and

(C)                               the updated register of directors of the Company, certified by a director or the company secretary of the Company, evidencing the appointment of the director as contemplated by Section 8.01(g).

(ii)                                  in addition to any item the delivery of which is made an express condition to such Investor’s obligation at the First Closing pursuant to Article 8, each Seller shall deliver to such Investor:

(A)                                        the original share certificate(s) in respect of the Sale Shares for cancellation, and in case of loss of any original share certificate by such Seller, an original written declaration or similar instrument duly executed by such Seller to evidence the loss of such original share certificate(s); and

(B)                               an instrument of transfer in the form attached hereto as Exhibit B, duly executed by such Seller with such Investor as a transferee in respect of the transfer of the Sale Shares to such Investor.

(iii)                               Subject to Section 2.02(d) below, each Investor shall pay to (A) the Company its aggregate purchase price (net of any applicable withholding tax, if applicable) for the Subscription Shares being subscribed by it as at the First Closing in immediately available funds by wire transfer to an account of the Company with a bank designated by the Company (the “Company Account”) by notice to such Investor, which notice shall be delivered not later than 5 Business Days prior to the First Closing Date, and (B) each Seller its aggregate purchase price (net of any applicable withholding tax, if applicable) for the Sale Shares being purchased from such Seller as at the First Closing in immediately available funds by wire transfer to an account of such Seller with a bank designated by such Seller (each, a “Seller Account”) by notice to such Investor, which notice shall be delivered not later than 5 Business Days prior to the First Closing Date.

(c)                                  The second Closing (the “Second Closing”) shall take place on or prior to December 31, 2015, provided that the Company shall deliver a written notice to the Investors no later than December 16, 2015 confirming the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit, of the conditions set forth in Article 2 and Article 8 (other than conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at such Closing), or at such other time as the parties may agree.  Without limiting the generality of the foregoing, unless otherwise agreed by the Company and the relevant Investor, if the Second Closing does not occur before or on February 1, 2016, neither the Company or Sellers nor such Investor shall have the obligation to proceed to the Second Closing.  At the Second Closing,

(i)                                     in addition to any item the delivery of which is made an express condition to such Investor’s obligation at the Second Closing pursuant to Article 8, the Company shall deliver to such Investor:

(A)                                        the updated register of members of the Company, certified by a director or the company secretary of the Company, reflecting the issue to such Investor of the Shares as of the Second Closing being subscribed and purchased by such Investor at the Second Closing; and

(B)                               duly executed share certificates issued in the name of such Investor representing the Shares as of the Second Closing being subscribed and purchased by it at the Second Closing.

(ii)                                  in addition to any item the delivery of which is made an express condition to such Investor’s obligation at the Second Closing pursuant to Article 8, each Seller shall deliver to such Investor:

(A)                                        the original share certificate(s) in respect of the Sale Shares for cancellation, and in case of loss of any original share certificate by such Seller, an original written declaration or similar instrument duly executed by such Seller to evidence the loss of such original share certificate(s); and

(B)                               an instrument of transfer in the form attached hereto as Exhibit B, duly executed by such Seller with such Investor as a transferee in respect of the transfer of the Sale Shares to such Investor.

(iii)                               Subject to Section 2.02(d) below, each Investor shall pay to (A) the Company its aggregate purchase price (net of any applicable withholding tax, if applicable) for the Subscription Shares being subscribed by it as at the Second Closing in immediately available funds by wire transfer to the Company Account, and (B) each Seller its aggregate purchase price (net of any applicable withholding tax, if applicable) for the Sale Shares being purchased from such Seller as at the Second Closing in immediately available funds by wire transfer to the applicable Seller Account.

(d)                        (i) Each of the WFOE and Sellers shall comply with applicable PRC Tax law and shall, jointly and severally, report to the State Tax Bureau in charge of the WFOE the transaction with respect to the transfer of Sale Shares as soon as possible but in any event no later than 30 days after the WFOE completes its business and tax registration, with reasonable evidence thereof to be provided to the Investors within five Business Days after completion of such reporting.  Each Investor shall have the right (but not an obligation) to review any and all application documents to be submitted by the WFOE or any Seller and to report the transactions by itself if such Investor determines that the WFOE and Sellers fail to appropriately report the transactions with respect to the transfer of Sale Shares as required by applicable PRC Tax law in its sole discretion.  (ii) Each Investor shall withhold 10% (or the then applicable tax rate, if applicable) of the total purchase price to be paid to each Seller by such Investor as PRC corporate / individual income Tax and remit such amounts to the appropriate Government Authority within the time specified by applicable PRC Tax law (if required).  Upon payment of the withholding tax by the Investors on behalf of Sellers, the Investors shall provide Sellers with the original receipt or official copies thereof for the corresponding Tax payment (if applicable).  To the extent that there are any surplus of the withheld amounts after any Investor has paid the required withholding tax to the appropriate Governmental Authority pursuant to the preceding sentence, such Investor shall remit all surplus to each applicable Seller within 20 Business Days.  (iii) Each of the WFOE and Sellers shall provide any documents, information and/or other assistance reasonably requested by each Investor in order for the Investor to comply with its obligation under the applicable PRC Tax law.

Section 2.03.                          Adjustment.  The parties hereto acknowledge that the purchase price per Subscription Share denominated in Renminbi shall be RMB61.835279 and the purchase price per Sale Share denominated in Renminbishall be RMB48.638132(each, an “Agreed RMB Price”) and the per share purchase price in US Dollars set forth in Section 2.01 is calculated based on the exchange rate between US Dollars and Renminbi as 1:6.20 (the “Base Exchange Rate”).  The parties further agree that (a) if Renminbi depreciates 5% or more based on the exchange rate between US Dollars and Renminbi as published by The Wall Street Journal at http://quotes.wsj.com/fx/USDCNYat 12:00 pm on the 2thday prior to each Closing Date(each, a “Adjusted Exchange Rate”) compared to the Base Exchange Rate, the Agreed RMB Price and the aggregate purchase price to be paid by each Investor at each Closing set forth in Schedule III shall remain unchanged, but the purchase price per share to be paid in US Dollars by each Investor shall be determined based on the applicable Adjusted Exchange Rate and the number of Subscription Shares and Sale Shares to be purchased by each Investor at each Closing shall be adjusted accordingly; and (b) if Renminbi appreciates 5% or more based on the applicable Adjustment Exchange Rate compared to the Base Exchange Rate, and the Agreed RMB Price and the number of Subscription Shares and Sale Shares to be purchased by each Investor at each Closing set forth in Schedule III shall remain unchanged, but the purchase price per share denominated in US Dollars and the aggregate purchase price to be paid in US Dollars by each Investorat each Closing set forth in Schedule III shall be adjusted based on the applicable Adjusted Exchange Rate.

Section 2.04.                          Use of Proceeds.  The Company shall use the proceeds from the issuance and sale of the Subscription Shares (i) for purpose of its business expansion, capital expenditures and general working capital needs in order to improve and strengthen the competiveness of the Group, (ii) to consummate the Post-Reorganization Matters in a manner as agreed by the Investors Holding a Majority in Interest, and (iii) to develop and explore other business opportunities as approved by the Board in accordance with the Charter Documents of the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF WARRANTORS

Subject to Section 11.03, except as set forth in the disclosure schedule delivered by the Company to each Investor as of the date hereof (the “Disclosure Schedule”), each of the Warrantors, jointly and severally, represents and warrants to each Investor as of the date hereof and as of each Closing Date that:

Section 3.01.                          Corporate Existence and Power of Group Companies.  (a)Section 3.01 of the Disclosure Schedule sets forth the accurate and complete corporate chart of the Group and other Persons in which any Group Company holds any Equity Securities, indicating the ownership and Control relationship, the nature of the legal entity which each Person constitutes and the jurisdiction in which each Person was incorporated.  Except as disclosed in Section 3.01 of the Disclosure Schedule, no Group Company owns or Controls, directly or indirectly, any Equity Security in any other Person.

(b)                                 Except as disclosed in Section 3.01 of the Disclosure Schedule, each Group Company is a corporation duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of its jurisdiction of incorporation and has all corporate powers and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform its obligations under each Transaction Document to which it is a party. Each Group Company has a valid business license issued by the relevant Governmental Authority (including the AIC in respect of any PRC entity), if applicable, and has, since its establishment, carried on its business in all material respects in compliance with the business scope set forth in its business license, if applicable.

(c)                                  The Company has made available to each Investor a true and complete copy of (i) the effective Charter Documents of each Group Company, (ii) the latest register of members or shareholders’ ledger of each Group Company, as applicable, and (iii) the latest register of directors of each Group Company.  Each Group Company has been in compliance with its Charter Documents in all material respects.

Section 3.02.                          Corporate Authorization.  The execution, delivery and performance by any Group Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  Each of the Transaction Documents to which it is a party constitutes a valid and binding agreement of each Group Company enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.                          Governmental Authorization and Consents.  The execution, delivery and performance by any Group Company or any Seller of the Transaction Documents and the consummation of the transactions contemplated thereby (other than the Onshore Investment) require no action by or in respect of, or filing with, any Governmental Authority other than those set forth in Section 3.03 of the Disclosure Schedule.

Section 3.04.                          Noncontravention.  The execution, delivery and performance by any Group Company of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate its Charter Documents, as applicable, (ii) assuming compliance with the matters referred to in Section 3.03, materially violate any Applicable Law, (iii) require any consent or other action by any Person (other than those which have obtained or shall have obtained prior to the First Closing) under, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Group Company or to a loss of any benefit to which such Group Company is entitled under any provision of any agreement or other instrument binding upon such Group Company or (iv) result in the creation or imposition of any Lien on any asset of any Group Company, other than the Permitted Liens.

Section 3.05.                          Capitalization.  (a) As of the date hereof and as of immediately prior to the First Closing, the authorized share capital of the Company consists of 10,000,000,000 shares of Ordinary Shares.  As of the date hereof, 564,000,000shares of Ordinary Shares have been issued, fully paid up and non-assessable, and as of immediately prior to the First Closing, 600,000,000 shares of Ordinary Shares shall have been issued, fully paid up and non-assessable.The Company has reserved 16,800,000 shares of Ordinary Shares for the Excluded Issuance.

(b)                        Section 3.05 of the Disclosure Schedule sets forth all Equity Securities of each Group Company other than the Company (including the total amount of investment of each Group Company that is a PRC foreign-invested enterprise), together with an accurate and complete list of the record and beneficial owners of such Equity Securities and the vesting schedule, if applicable.

(c)                                  Except as disclosed in Section 3.05 of the Disclosure Schedule, all issued Equity Securities of each Group Company were duly and validly issued or subscribe for in compliance with all Applicable Laws and Contracts and all Equity Securities of each Group Company that is a PRC Person have been duly paid in accordance with its Charter Documents and has been verified by a qualified accountant firm (if required by the Applicable Law).  Except as contemplated by the applicable Transaction Documents and Reorganization, and except as in connection with the issuance by the Company and subscription by Sequoia of 36,000,000 shares of Ordinary Shares, there are no (i) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up or dissolution of any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company except as disclosed in Section 3.05 of the Disclosure Schedule, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities, or (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company except for the Excluded Issuance.

Section 3.06.                          Valid Issue of Shares.  All Subscription Shares, when issued, delivered and paid for in accordance with the terms of this Agreement, will be duly and validly issued and fully paid, free from any Lien (except for any restriction on transfer under the Applicable Law and the Transaction Documents).  The issue of the Subscription Shares is not subject to any preemptive rights, rights of first refusal or similar rights other than those that have been duly waived in full.

Section 3.07.                          Financial Statements.  Immediately prior to the First Closing, the Company shall have delivered all unaudited quarterly consolidated or combined financial statements of the Domestic Company for the quarter immediately preceding the First Closing Date and, if available, unaudited monthly consolidated or combined management accounts of the Group as of and for the period to the end of each following month.  Such financial statements and management accounts, except as otherwise noted therein, (a) have been prepared in accordance with the books and records of the Domestic Company and its Subsidiaries, as applicable, (b) fairly present, in all material respects, the financial condition and position of the Domestic Company and its Subsidiaries as of the dates indicated therein and the results of operations and cash flows of the Domestic Company and its Subsidiaries for the periods indicated therein, except for the omission of notes thereto and subject to normal year-end audit adjustments that are not expected to be material; and (c) were prepared, in all material respects, in accordance with PRC GAAP.

Section 3.08.                          Absence of Certain Changes.  (a) Since the Balance Sheet Date, except for those contemplated by the Transaction Documents, the business of each Group Company has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 From the Balance Sheet Date until the date hereof, there has not been any action taken by any Group Company that, if taken during the period from the date hereof through the First Closing Date without the Investors’ prior written consent, would constitute a breach of Section 6.02.

Section 3.09.                          No Undisclosed Material Liabilities.  There are no liabilities of any Group Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)                                 liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)                                 liabilities incurred in the ordinary course of business since the Balance Sheet Date; and

(c)                                  other undisclosed liabilities which, individually or in the aggregate, are not material to the Group, taken as a whole.

Section 3.10.                          Related Party Transactions.  Other than as set forth in Section 3.10 of the Disclosure Schedule and any transaction involving any Related Party with an aggregate amount of less than $500,000, no Related Party of any Group Company has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company (other than as set forth in Section 3.01 of the Disclosure Schedule), nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of its Related Party (other than for accrued salaries for the current pay period, reimbursable expenses or other standard employee benefits).  No Related Party of any Group Company has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services) or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party of any Group Company directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with any Group Company or any business conducted or proposed to be conducted by any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies), in each case except for as specifically disclosed in Section 3.10 of the Disclosure Schedule.  No Group Company has paid, and no Related Party of any Group Company has received or will receive, any interest on any Related Party loan disclosed pursuant to this Section (the “Related Party Loans”). Neither any Group Company nor any Related Party thereof has been subject to any penalty relating to or in connection with any Related Party Loan from any Governmental Authority since the incorporation of such Person.

Section 3.11.         Material Contracts.  (a)Section 3.11 of the Disclosure Schedule contains a true, correct and complete list of all outstanding Contracts (each, a “Material Contract”) in effect as of the date hereof to which a Group Company or any of its properties or assets is bound or subject to that:

(i)            any lease (whether of real or personal property) providing for annual rentals of RMB5 million or more;

(ii)           any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Group of RMB10 million or more or (B) aggregate payments by the Group of RMB50 million or more;

(iii)          any sales, distribution or other similar agreement that provides for either (A) annual payments from or to the Group of RMB10 million or more or (B) aggregate payments from or to the Group of RMB50 million or more;

(iv)          any partnership, joint venture or other similar agreement or arrangement that provides for aggregate capital contribution by the Group of RMB2 million or more;

(v)           any agreement relating to the acquisition or disposition of any business or assets other than those contemplated by the Reorganization (whether by merger, consolidation, sale of Equity Securities, sale of assets or otherwise);

(vi)          any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding RMB5 million and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.02(g);

(vii)         involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than RMB5 million per annum), including the Leases;

(viii)        any license, franchise or similar agreement with the top 50 First-Tier Franchisees of the Group;

(ix)          any agency, dealer, sales representative, marketing or other similar agreement that provides for either annual payments from or to the Group of RMB2 million or more;

(x)           any agreement that limits the freedom of any Group Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Group Company after the First Closing Date;

(xi)          any agreement with or involving a Related Party under Section 3.10;

(xii)         involves the waiver, compromise, or settlement of any material action, suit, investigation or proceeding, the amount of each of which is reasonably expected to exceed RMB2 million; or

(xiii)        any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to any Group Company.

(b)           Each Material Contract is a valid and binding agreement of any Group Company, and is in full force and effect. None of the Group Companies or, to the Knowledge of each Warrantor, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of each Warrantor, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  True and complete copies of each such Material Contract have been made available to the Investors.

Section 3.12.         Litigation.  There is no action, suit, investigation or proceeding or any basis therefor pending against, or to the Knowledge of the Warrantors, threatened against or affecting, any Group Company or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which could result in damages in excess $2 million individually or $5 million in the aggregate, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 3.13.         Compliance with Laws.  To the Knowledge of the Warrantorsand except as disclosed in Section 3.13 of the Disclosure Schedule, each of the Group Companies is in compliance in all material respects with all Applicable Laws, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.  To the Knowledge of the Warrantors, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Group Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on each Group Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.14.         Properties.  (a)Except as disclosed in Section 3.14(a) of the Disclosure Schedule, each Group Company has good and marketable, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i)            Liens disclosed on the Balance Sheet;

(ii)           Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)          Liens or any minor imperfections of title which do not materially detract from the value or materially interfere with any present or intended use of such property or assets of such Group Company (clauses (i) — (iii) of this Section 3.14 are, collectively, the “Permitted Liens”).

(b)           To the Knowledge of the Warrantors, there are no developments affecting any such property or assets pending or threatened which could materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c)           Section 3.14(c) of the Disclosure Schedule lists each leasehold interest pursuant to which any Group Company holds any real property (other than the land use rights) or personal property (except for such leases involving payments of less than RMB5 million per annum) or land use rights (each, a “Lease”), indicating the particulars of such real or personal property, rents payable under the Lease and the term of the Lease. All Leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such Lease any material default or any event which with notice or lapse of time or both would constitute a material default.

(d)           Section 3.14(d) of the Disclosure Schedule lists all land use rights and the plants, buildings and structures located on such land owned by the Group Companies.  True and complete ownership certificates of such property and all other documents evidencing the ownership of the Group Companies have been made available to the Investors.  With respect to any land use rights owned by the Group Companies, all land grant premiums required under the Applicable Law and the relevant Contract have been paid in full.  With respect to any plant, building and structure located on such land, the Group Companies have complied with the Applicable Law in respect of the development and construction of such plant, building or structure. The plants, buildings, structures and equipment owned by each Group Company have no material defects, are in good operating condition and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures, are structurally sound.

(e)           The property and assets owned or leased by the Group Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Group and are adequate to conduct such businesses in substantially the same manner as currently conducted and as proposed to be conducted.

Section 3.15.         Intellectual Property.  (a) Section 3.15(a)(i) of the Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations of the Owned Intellectual Property Rights.  Section 3.15(a)(ii) of the

Disclosure Schedule contains a true and complete list of all material agreements (whether written or otherwise, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $1,000 per seat or less) to which any Group Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Licensed Intellectual Property Rights.

(b)           Except for any off-the-shelf personal computer software used by the Group Companies having an individual acquisition cost of $1,000 per seat or less or $1 million in the aggregate, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Group in substantially the same manner as currently conducted and as proposed to be conducted.  There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by the Reorganization or the Transaction Documents will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights other than those contemplated by the Ancillary Agreements.

(c)           None of the Group Companies has given to any Person an indemnity in connection with any Intellectual Property Right.

(d)           To the Knowledge of the Warrantors, none of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.  There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Warrantors, threatened against or affecting, any Group Company, any present or former officer, director or employee of any Group Company (i) based upon, or challenging or seeking to deny or restrict, the rights of any Group Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Group Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(e)           None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Group has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Warrantors, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(f)            Except as disclosed in Section 3.15(f) of the Disclosure Schedule, the Group Companies hold all right, title and interest in and to all Owned Intellectual Property Rights and all of each Group Company’s licenses under the Licensed Intellectual Property Rights, free and clear of any Lien.  In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.  The Group Companies have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(g)           Except as disclosed in Section 3.15(g) of the Disclosure Schedule, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(h)           With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of any Group Company, none of the Warrantors is aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration.  None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of any Group Company has been the subject of an opposition or cancellation procedure.  None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of any Group Company has been the subject of an interference, protest or third party reexamination request.

Section 3.16.         Insurance Coverage.  The Group Companies have maintained all material and customary insurance policies relating to the assets, business, operations, employees, officers or directors for their respective business.  There is no claim by any Group Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies have been timely paid and the Group Companies have otherwise complied fully with the terms and conditions of all such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Group Companies.  Each Warrantor does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. The Group Companies shall after the First Closing continue to have coverage under such policies with respect to events occurring prior to the First Closing.

Section 3.17.         Permits.  (a) Section 3.17 of the Disclosure Schedule correctly describes, with respect to each of the Group Companies, each material Permit together with a general description of the name of the Governmental Authority in charge of issue of such Permits.  Except as disclosed in Section 3.17 of the Disclosure Schedule, (i) none of the Group Companies is required by any Applicable Law to obtain or maintain any other material Permit for its assets and business, (ii) the material Permits are valid and in full force and effect, (iii) none of the Group Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the material Permits and (iv) none of the material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by the Transaction Documents.

Section 3.18.         Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Group Companies as of each Closing Date will be valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to such business of the Group Companies as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the business of the Group as of each Closing Date will be included in Section 3.18 of the Disclosure Schedule, in accordance with the Accounting Standards applied on a consistent basis.

Section 3.19.         Employees and Labor Matters.  (a) Except as disclosed in Section 3.19 of the Disclosure Schedule, (i) each Group Company has complied in all material respects with all Applicable Laws in respect of employment and labor and (ii) each Group Company has entered into a written employment contract with its employees and made all social security contributions or similar contributions in respect of or on behalf of its employees in accordance with all Applicable Laws.

(b)           Each Key Employee has entered into an employment contract with the relevant Group Company.  The employment contract with each Key Employee or other contracts between each Key Employee and the relevant Group Company contains the customary confidentiality provisions and such Key Employee’s obligations of non-compete and non-solicitation.  None of the Key Employees has indicated to any Warrantor that he intends to resign or retire as a result of the transactions contemplated by the Reorganization or the Transaction Documents or otherwise within two years after the First Closing Date.

(c)           None of the Group Company has adopted, authorized, maintained or contributed to or otherwise has any liability under any equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.

(d)           There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, slowdown or work stoppage against any Group Company. None of the Group Company is bound by or otherwise subject to any Contract with any labor union or any collective bargaining agreements.

Section 3.20.         Environmental Matters.  (a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Knowledge of the Warrantors, threatened by any Governmental Authority or other Person with respect to any matters relating to any Group Company and relating to or arising out of any environmental law.

(b)           There are no material liabilities of or relating to any Group Company, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

Section 3.21.         Taxes.  (a) Except as disclosed in Section 3.21 of the Disclosure Schedule, (i) each Group Company is and has been in compliance all Applicable Laws with respect to Tax in all material respects, (ii) there are no material Taxes due and payable by any Group Company which have not been duly and timely paid or withheld, (iii) each Group Company has obtained appropriate supporting documents with respect to costs and expenses incurred for Tax deduction purpose and (iv) each Group Company has withheld all Taxes from payments to employees, individual shareholders, agents, nonresidents required by the Applicable Laws to be withheld by such Group Company and such amounts have been remitted to the appropriate Governmental Authority.

(b)           Except as disclosed in Section 3.21 of the Disclosure Schedule, (i) each Group Company has duly and timely filed all Tax returns as required by the Applicable Law, and such Tax returns are true, correct and complete in all material respects, and (ii) the methods adopted by each Group Company on preparing Tax returns are in line with all Applicable Laws and agreed by the Governmental Authority. With respect to all Tax returns of each Group Company, there is no unassessed Tax deficiency proposed or, to the Knowledge of the Warrantors, threatened against any Group Company.

(c)           No dispute, proceeding or claim concerning any Tax liability of any Group Company has been raised, and to the Knowledge of the Warrantors, threatened to be claimed by any Governmental Authority.

Section 3.22.         Anti-bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.  (a) Each Group Company and each other Warrantor and, to the Knowledge of the Warrantors, their respective Agents are and have been in compliance with all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the Anti-Bribery Law as if it were a U.S. Person and no Group Company nor, to the Knowledge of the Warrantors, any of its Agents has taken or will take any action (directly or indirectly) that has resulted in or will result in a violation of any Compliance Law, including the Anti-Bribery Law.  Except as disclosed in Section 3.22(a) of the Disclosure Schedule, to the Knowledge of the Warrantors, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any Group Company or First-Tier Franchisee or in the contractual relationship formed by any Transaction Document, or (ii) serves as an officer, director or employee of any Group Company or First-Tier Franchisee.  No Group Company has received any past or present allegation or conducted any internal investigation related to a violation or potential violation of the Compliance Laws. No Warrantor has any information that would lead a reasonable person to believe that there is a high likelihood that any person has offered or made any payment or other thing of value in violation of any Anti-Bribery Law on behalf of or for the benefit of any Group Company. Without limiting the foregoing, neither any Group Company nor, to the Knowledge of the Warrantors, any Agent has taken or will take any act in furtherance of a payment, directly or indirectly, to offer, authorize, promise, condone, participate in or consummate, or has received notice of any allegation of,

(i)            the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person;

(ii)           the taking of any action by any Person which (A) would violate the Anti-Bribery Law, if taken by an entity subject to the Anti-Bribery Law, or (B) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(iii)          the making of any false or fictitious entries in the books or records of any Group Company or First-Tier Franchisee by any Person, or

(iv)          the using of any assets of any Group Company or First-Tier Franchisee for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(b)           None of the Group Companies and other Warrantors and their respective Agents is or has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery.  Except as disclosed in Section 3.22(a) of the Disclosure Schedule, to the Knowledge of the Warrantors, none of the beneficial owners of any Equity Securities or other interest in any Group Company are Public Officials.

(c)           To the Knowledge of the Warrantors, none of the Warrantors or any of their respective Affiliates or joint ventures, or any of their respective directors, officers or employees, or any Person acting on any of their behalf: (i) is in violation of any applicable Sanctions or is a Restricted Party; (ii) directly or indirectly, conducts any business dealings or transactions with or, so far as the Warrantors is aware for the benefit of, any Restricted Party; or (iii) has received notices of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanction Authority.

Section 3.23.         Internal Controls.  Except as disclosed in Section 3.23 of the Disclosure Schedule, each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions by it are executed in accordance with management’s general or specific authorization, (b) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the applicable accounting standards and to maintain asset accountability, (c) access to assets of it is permitted only in accordance with management’s general or specific authorization, (d) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material difference between recorded and actual assets, and (e) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established.

Section 3.24.         Personal Data.  (a) Except as disclosed in Section 3.24 of the Disclosure Schedule, each Group Company has at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of the Personal Data.  Each Group Company has established rules, policies and procedures from time to time with respect to the foregoing and has complied in all respects with such rules, policies and procedures.  No claims have been asserted or, to the Knowledge of the Warrantors, threatened against any Group Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Applicable Law and such rules, policies and procedures.  The consummation of the transactions contemplated by the Transaction Documents will not breach or otherwise cause any violation of any Applicable Law, or such rules, policies or procedures.

(b)           Except as disclosed in Section 3.24 of the Disclosure Schedule, with respect to all Personal Data, each Group Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, alteration, disclosure or other misuse.  To the Knowledge of each Warrantor, there has been no unauthorized access to or other misuse of any Personal Data.

Section 3.25.         Financial Performance of Target Franchisees.  The aggregate Reported Net Profits of all Target Franchisees for the financial year of 2014 are not less than RMB120 million.

Section 3.26.         Target Franchisees.  (a) The Target Franchisees’ respective titles to all property and assets (whether real, personal, tangible or intangible) and Intellectual Property Rights to be acquired by the Group from such Target Franchisees are effective and valid and none of such property and assets, when and after acquired by the Group, is subject to any Lien, except for Permitted Liens.

(b)           With respect to each Target Franchisee, each material franchisee Contract which has or will be transferred, assigned to or otherwise assumed by the Group is in full force and effect and can be assigned or transferred to any Group Company on its current terms and provisions in connection with the acquisition of such Target Franchisee by the Group.  To the Knowledge of the Warrantors, any other party to such franchisee Contract is not in default or breach in any material respect under the terms of such franchisee Contract.

Section 3.27.         Finder’s Fee.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Warrantors who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, represents and warrants to each Investor as of the date hereof and as of each Closing Date:

Section 4.01.         Corporate Existence and Power.  Seller that is an entity is a corporate duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of its jurisdiction of incorporation.  Seller that is a natural Person has the full capacity for any civil acts required under all Applicable Laws.

Section 4.02.         Authorization.  With respect to any Seller that is an entity, the execution, delivery and performance by it of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  Each of the Transaction Documents to which it is a party constitutes a valid and binding agreement of such Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.         Governmental Authorization and Consents.  The execution, delivery and performance by such Seller of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than those set forth in Section 3.03 of the Disclosure Schedule.

Section 4.04.         Noncontravention.  The execution, delivery and performance by such Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate its Charter Documents, as applicable, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, or (iii) require any consent or other action by any Person (other than those which have obtained or shall have obtained prior to the First Closing) under, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under any provision of any agreement or other instrument binding upon such Seller.

Section 4.05.         Ownership of Shares.  All Sale Shares are duly and validly issued and fully paid.  The Sale Shares when sold by such Seller pursuant to this Agreement is free and clear of any Lien and any other limitation or restriction, and will transfer and deliver to the applicable Investor at each Closing valid title to such Sale Shares free and clear of any Lien and any such limitation or restriction.  The sale of the Sale Shares is not subject to any rights of first refusal, co-sale right or similar rights other than those that have been duly waived in full.

Section 4.06.         Finder’s Fee.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 4.07.         Sanctions.  Such Seller or any of its Affiliates, or any of their respective directors, officers or employees, or to the Knowledge of such Seller, any Person acting on any of its behalf: (i) is not in violation of any applicable Sanctions or is a Restricted Party; (ii) does not directly or indirectly, conduct any business dealings or transactions with or, so far as such Seller is aware for the benefit of, any Restricted Party; or (iii) has not received notices of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanction Authority.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor, severally but not jointly, represents and warrants to the Company and Sellers as of the date hereof and as of each Closing Date that:

Section 5.01.         Corporate Existence and Power.  Such Investor is a corporation duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation.

Section 5.02.         Corporate Authorization.  The execution, delivery and performance by such Investor of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and all actions on the part of such Investor necessary for the authorization, execution and delivery of this Agreement and other Transaction Documents to which it is a party has been made or will be made prior to the First Closing.  This Agreement constitutes a valid and binding agreement of such Investor and is enforceable against such Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.         Governmental Authorization.  The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than those set forth in Section 3.03 of the Disclosure Schedule.

Section 5.04.         Financing.  Such Investor has, or will have prior to each Closing, sufficient cash or other sources of immediately available funds to enable it to make payment to be paid by it as at each such Closing.

Section 5.05.         Purchase for Investment.  Such Investor is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Such Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

ARTICLE 6
INTERIM PERIOD COVENANTS

Section 6.01.                          Access to Information.  (a) From the date hereof until the First Closing Date, the Warrantors will, upon reasonable advance notice, (i) give, and will cause the Group Companies to give, the Investors, their respective counsel, financial advisors, auditors and other authorized representatives access to the offices, internal whistleblowers, properties, books and records, compliance training logs and investigation records of the Group Companies during the relevant Group Company’s regular business hours, (ii) furnish, and will cause the Group Companies to furnish, to the Investors, their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Group Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Group Companies to cooperate with the Investors in their investigation of the Group Companies.

(b)                                 The Warrantors will further use their respective best efforts to cause each Target Franchisee to (i) give, WP, its counsel, financial advisor, auditors and other authorized representatives reasonable access to offices, properties, books and records of each Target Franchisee, (ii) furnish WP, its counsel, financial advisor, auditors and other authorized representatives such financial and operating data and other information relating to each Target Franchisee as such Persons may reasonably request for the purpose to determine the operation and profit conditions of the Target Franchisees.

(c)                                  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Group Companies or the Target Franchisees (as applicable) and the applicable Investor shall bear all of the out-of-pocket costs and expenses (including attorney’s fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with such investigation. No investigation by the Investors or other information received by the Investors shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Warrantors hereunder.

Section 6.02.                          Conduct of the Group.  From the date hereof until the First Closing Date, except for matters expressly contemplated by the Reorganization Plan or the Transaction Documents, the Warrantors shall cause each Group Company to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and Key Employees, (iv) maintain satisfactory relationships with its customers, franchisees, lenders, suppliers and others having material business relationships with it, and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except as expressly contemplated by the Reorganization or the Transaction Documents or otherwise approved by the Investors Holding a Majority in Interest in advance (such approval shall not be unreasonably withheld), the Warrantors shall not permit any of the Group Company to:

(a)                                 amend its Charter Documents;

(b)                                 issue, sell or authorize to the issuance or sale of the Equity Securities (other than the issuance by the Company and subscription by Sequoia of 36,000,000 shares of Ordinary Shares); split, combine or reclassify any Equity Securities or declare, set aside or pay any dividend or other distribution (other than dividends or distributions in cash in the amount not exceeding RMB500,000,000) (whether in cash, stock or property or any combination thereof) in respect of its Equity Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire its Equity Securities;

(c)                                  incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) any capital expenditure incurred for purchase of land use rights (through direct purchase / assignment of the land use rights or acquisition of Equity Securities of a Person whose material assets solely consist of such land use rights) not to exceed $20 million individually or $40 million in the aggregate or (ii) any other capital expenditures not to exceed $5 million individually or $20 million in the aggregate;

(d)                                 acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, Equity Securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of such Group Company consistent with past practice, (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $5 million individually or $20 million in the aggregate, (iii) subscribe for Equity Securities newly issued by Rookie Network Technology Co., Ltd. (菜鸟网络科技有限公司) on a pro rata basis and (iv) those permitted by Section 6.02(c);

(e)                                  sell, lease or otherwise transfer, or create or incur any Lien on its assets, Equity Securities, properties, interests or businesses, other than sales of assets, Equity Securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $20 million in the aggregate;

(f)                                   other than in connection with actions permitted by Section 6.02(c) or Section 6.02(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g)                                  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(h)                                 (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any of the Group Companies or any of their respective Affiliates or any successor thereto or that could, after the First Closing Date, limit or restrict in any material respect any of the Group Companies, the Investors or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any

Person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 3.11 or otherwise waive, release or assign any material rights, claims or benefits of the Group Companies other than those made in the ordinary course of business consistent with past practice;

(i)                                     make any change in any compensation arrangement or Contract with any employee (including the Key Employees) other than that contemplated by Section 8.02(g);

(j)                                    change the methods of accounting of any Group Company, except as required by concurrent changes in its applicable accounting standards, as agreed to by such Group Company’s independent public accountants;

(k)                                 settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company or any of the directors or officers of any Group Company involving an amount exceeding RMB3 million (or its equivalent in other currencies) or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Transaction Documents;

(l)                                     make any entry into any agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry into or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax return; or

(m)                             agree, resolve or commit to do any of the foregoing.

Section 6.03.                          Notices of Certain Events.  From the date hereof until the First Closing Date, the Company shall promptly notify each Investor of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents;

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened, against, relating to or involving or otherwise affecting any Group Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by the Transaction Documents;

(d)                                 any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 8 not to be satisfied; and

(e)                                  any failure of the Warrantors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.04.                          Filing of Memorandum and Articles.  The Company shall file the Memorandum and Articles with the Governmental Authority within five Business Days after the First Closing Date and shall promptly provide a certified copy of the Memorandum and Articles to the Investors.

Section 6.05.                          Circular 37 Registration.  Each Person who, directly or indirectly through a holding company, holds any Equity Securities of the Company as at the First Closing shall comply with the registration and any other requirement of Circular 37, to the extent that such Person is subject to or under the jurisdiction of Circular 37 and evidence thereof shall be provided to the Investors.

Section 6.06.                          Exclusivity.  (a) From the date hereof until the earlier of the First Closing and the termination of this Agreement, each Warrantor covenants to the Investors that it shall not, and shall cause its Affiliates, directors, officers, agents or representatives not to, (i) solicit, initiate, encourage, conduct or engage in any discussions, or enter into any Contract with any other Person regarding any transaction similar in nature to those contemplated by the Transaction Documents or (ii) disclose any nonpublic information relating itself, or afford access to its properties, books and records, facilities or personnel, to any other Person that may be considering a transaction similar in nature to those contemplated by the Transaction Documents.

(b)                                 From the date hereof until the earlier of (i) the First Closing and (ii) the termination of this Agreement, each of the Investors and their respective Restricted Affiliates covenants to the Company that it shall not make or commit in writing to make any equity investment in any Competitor’s Competing Business.

Section 6.07.                          Onshore Investment.  (a) WP shall have the right to designate one or more individuals or entities (each, a “WP Designee”) to invest in the Domestic Company through subscription of new registered capital of the Domestic Company, purchase of registered capital of the Domestic Company from its shareholders or by other means as agreed by WP and the Company (the “Onshore Investment”), in accordance with Schedule XII and other details of implementation to be agreed by WP and the Company in compliance with all Applicable Laws.  The Warrantors covenant to WP that they shall use their respective best efforts to complete the Onshore Investment in accordance with this Section on or before the First Closing Date.

(b)                                 WP shall be responsible for any and all Taxes incurred by each WP Designee, the Domestic Company and its shareholders (if applicable) relating to or in connection with the Onshore Investment.

(c)                                  Unless otherwise agreed by WP, prior to the First Closing Date, each of the shareholders agreement and the articles of association of the Domestic Company shall have been amended, executed and delivered by each shareholder of the Domestic Company to reflect the arrangements set forth in Schedule XII and substantially in form and substance satisfactory to WP and the Domestic Company shall have promptly filed such amended articles of association with the Governmental Authority with evidence thereof provided to WP.

Section 6.08.                          Further Assurances.  Subject to the terms and conditions of this Agreement, the parties hereto shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by the Transaction Documents (including the Reorganization and Post-Reorganization Matters), including but not limited to (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents, and (iii) any other acts necessary or desirable to cause all of the applicable procedures and conditions set forth in Article 2 and Article 8 to be satisfied.  The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

ARTICLE 7
POST-CLOSING COVENANTS AND OTHER AGREEMENTS

Section 7.01.                          Confidentiality.  Each party hereto agrees and acknowledges that the terms and conditions of the Transaction Documents, including their existence, shall be considered confidential information and shall not be disclosed to any other Person except that (a) each party hereto, as appropriate, may disclose any of such terms and conditions to its current or bona fide prospective investors, partners, employees, investment bankers, lenders, accountants, attorneys, Affiliates and their respective directors, officers, employees and advisers, in each case only where such Persons are under appropriate nondisclosure obligations; (b) each Investor may disclose any of such terms and conditions to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations; (c) each party hereto may disclose any of such terms and conditions as required during any judicial or regulatory process including in connection with any dispute, controversy or claim arising from or in connection with such Transaction Documents, and (d) if any party hereto is requested or becomes legally compelled by any Governmental Authority or as required by the Applicable Laws (including pursuant to rules of an applicable stock exchange) to disclose the existence or content of any of the Transaction Documents in contravention of the provisions of this Section, such party shall promptly provide the other parties with written notice of that fact so that such other parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

Section 7.02.                          Public Announcements.  None of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement and other Transaction Documents or any transactions contemplated hereby and thereby or otherwise communicate with any news media without the prior written consent of the Investors and the Company unless otherwise required by the Applicable Laws.

Section 7.03.                          Noncompetition.  (a) Each Principal agrees and covenants that from the date hereof until such Person or his Affiliates (including each of the management, directors and employees of such Affiliates) are no longer shareholders, directors, officers or employees of any Group Companies or their respective Affiliates and within two full years afterwards, such Person shall not, and shall cause any of its Affiliates (including shareholders, directors, officers and employees of such Affiliates, as applicable) not to, engage, either directly or indirectly, as a principal or for his or its own account or solely or jointly with others, or as shareholders in any corporation or joint stock association, or otherwise enjoy any economic interests or benefits, in any business that competes with the business currently and proposed to be conducted by the Group Companies, provided that nothing herein shall prohibit a Principal or its Affiliates (including each of the management, directors and employees of such Affiliates) from acquiring or holding Equity Securities of a Competitor whose Equity Securities are traded on a national or regional stock exchange or on the over-the-counter market so long as such Principal’s ownership represents less than 1% of such Competitor’s Equity Securities on a fully diluted basis as reported by such Competitor as of December 31 of the preceding year.

(b)                                 (i)WP agrees and covenants that as long as it holds not less than 1% of the Equity Securities of any Group Companies (calculated on a fully-diluted and as-converted basis), and (ii) Gopher agrees and covenants that as long as itand Sequoia jointly hold not less than 1% of the Equity Securities of any Group Companies (calculated on a fully-diluted and as-converted basis), neither it nor its Restricted Affiliates shall invest, either directly or indirectly, for its own account or jointly with others, in any Competitor’s courier / express delivery services business in the PRC (the “Competitor’s Competing Business”); provided that nothing herein shall prohibit such Investor or their respective Restricted Affiliates from acquiring or holding Equity Securities of a Competitor whose Equity Securities are traded on a national or regional stock exchange or on the over-the-counter market so long as its and/or its Restricted Affiliates’ ownership represents less than 1% of such Competitor’s Equity Securities on a fully diluted basis as reported by such Competitor as of December 31 of the preceding year.

(c)                                  SC agrees and covenants that as long as it holds not less than 0.5% of the Equity Securities of any Group Companies, neither it nor its Restricted Affiliates shallinvest, either directly or indirectly, for its own account or jointly with others, in any Competitor’s Competing Business; provided that nothing herein shall prohibit SCor its

Restricted Affiliates from acquiring or holding Equity Securities of a Competitor whose Equity Securities are traded on a national or regional stock exchange or on the over-the-counter market so long as its and/or its Restricted Affiliates’ownership represents less than 1% of such Competitor’s Equity Securities on a fully diluted basis as reported by such Competitor as of December 31 of the preceding year.

(d)                                 Hillhouse agrees and covenants that as long as it holds not less than 0.5% of the Equity Securities of any Group Companies, neither it nor its Restricted Affiliate shall invest, either directly or indirectly, for its own account or jointly with others, in any Competitor’s Competing Business; provided that nothing herein shall prohibit Hillhouseor its Restricted Affiliate from acquiring or holding Equity Securities of a Competitor whose Equity Securities are traded on a national or regional stock exchange or on the over-the-counter market so long as its and/or its Restricted Affiliate’sownership represents less than 5% of such Competitor’s Equity Securities on a fully diluted basis as reported by such Competitor as of December 31 of the preceding year.

Section 7.04.                          Non-Solicitation.  Each Principal agrees and covenants that, from the date hereof through the third anniversary of the First Closing Date, without the prior written consent of the Investors, such Person and its Affiliates (including each of the management, directors and employees of such Affiliates) shall not, directly or indirectly, as a principal or for its or his own account or solely or jointly with others, solicit, induce or hire, or enter into employment contract with any Key Employee or receive or accept the performance of services by any Key Employee, in each case which may result in the termination of such Key Employee’s employment with the relevant Group Company.

Section 7.05.                          Plan of Compliance and Risk Control.  Within six months following the First Closing, the Company shall develop and submit a compliance and risk control plan to be considered and approved by its shareholders or its board of directors, as the case may be, and shall regulate its business operation, risk management and other matters with such plan. WP shall have the right to oversee the implementation of such plan.

Section 7.06.                          Financial Statements.  (a) Each Warrantor shall use its best efforts to ensure that with respect to a Qualified IPO of the Company, the period from the 2015 financial year to the 2017 financial year will qualify for the three-year reporting period as required by the Applicable Law in respect of the Qualified IPO.

(b)                                 Prior to December 31, 2015, the Company shall establish its financial and accounting system and prepare financial reports in accordance with the Accounting Standards.

Section 7.07.                          Related Party Transaction.  All transactions of each Group Company with any of its Related Parties should be duly approved in accordance with its Charter Documents, as applicable.

Section 7.08.                          Compliance with Laws by First-Tier Franchisees.  The Company will use its commercial reasonable best efforts to procure that the First-Tier Franchisees operate in compliance in all material respects with Applicable Laws.

Section 7.09.                          Consummation of Post-Reorganization Matters.  As soon as practicable after the First Closing, the Warrantors shall promptly complete all of the Post-Reorganization Matters in accordance with Part III “Post-Restructuring Matters” of the Reorganization Plan and in the manner as agreed by the Investors Holding a Majority in Interest.

Section 7.10.                          Sole Listed Company.  Each Warrantor covenants to the Investors that, unless otherwise agreed by WP, the Company shall be the sole entity for any listing of the business and assets of the Group.

Section 7.11.                          Specified Matters.  The Company shall, and each Warrantor shall cause the applicable Group Company to, use its best efforts to complete each matter specified on Schedule IX.

Section 7.12.                          Chief Compliance Officer.  As soon as practicable, the Company shall appoint a full time Chief Compliance Officer who shall have sufficient knowledge of the Compliance Laws and relevant working experience satisfactory to the Investors Holding a Majority in Interest and the Chief Compliance Officer shall directly report to the Board.

ARTICLE 8
CONDITIONS TO CLOSINGS

Section 8.01.                          Conditions to Obligations of Investors for Each Closing.  The obligations of each Investor to consummate each Closing are subject to the satisfaction or waiver by such Investor of the following conditions:

(a)                                 Each of the representations and warranties of the Warrantors and Sellers contained in Article 3 and Article 4 (i) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the applicable Closing Date as if made at and as of such date and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the applicable Closing Date as if made at and as of such date.

(b)                                 Each Warrantor and each Seller shall have performed and complied in all material respects with all of its or his obligations and conditions contained in the Transaction Documents and the Rectification Plan (if applicable) that are required to be performed or complied with by it or him on or before such Closing.

(c)                                  Since the date hereof and until and including such Closing, there shall have been no Material Adverse Effect.

(d)                                 No provision of any Applicable Law then in effect shall prohibit the consummation of such Closing.  All Consents of any competent Governmental Authority or of any other Person (including the Shanghai Qingpu Branch of the Agricultural Bank of China) that are required to be obtained by the Warrantors or Sellers in connection with the consummation of the transactions contemplated by the Transaction Documents including necessary board and shareholder approvals of each Group Company which is a party hereto, shall have been duly obtained and effective, and evidence thereof shall have been delivered to such Investor.

(e)                                  Such Investor shall have received respectively from PRC counsel and Cayman counsel for the Company an opinion, dated as of such Closing, substantially in such form and substance as those attached hereto as Exhibit G.

(f)                                   The chairman of the Board shall have executed and delivered to such Investor at such Closing a certificate dated the applicable Closing Date stating that the relevant conditions specified in this Article 8 have been fulfilled as of such Closing.

(g)                                  The Company shall have taken all necessary corporate actions such that immediately after the First Closing, the Board shall have 11 members, one of whom shall be appointed by WP.

(h)                                 There shall be no litigation, action, suit, investigation or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions contemplated by the Transaction Documents that is pending.

(i)                                     No personal bank account of any employees, directors or officers of any Group Company shall be mingled with the corporate assets or corporate account of any Group Company during its operation of business and each Group Company shall not use any personal bank accounts of any of its employees, directors or officers thereof during its operation of business.

Section 8.02.                          Additional Conditions of Obligations of Investors for First Closing.  In addition to Section 8.01, the obligations of each Investor to consummate the First Closing are subject to the satisfaction or waiver by such Investor of the following further conditions:

(a)                                 Each party to the Transaction Documents to which such Investor is a party (other than the Investors) shall have executed and delivered such Transaction Documents to such Investor.

(b)                                 The Memorandum and Articles shall have been duly adopted by all necessary actions of the Board and/or the members of the Company, and such adoption shall have become effective immediately prior to or concurrently with the First Closing with no alternation or amendment as of the First Closing, and reasonable evidence thereof shall have been delivered to the Investors.  The Charter Documents of each of the other Group Companies shall be in the form and substance reasonably satisfactory to the Investors.

(c)                                  The Reorganization has been duly completed in accordance with the Reorganization Plan and all Applicable Laws and in the manner as approved by the Investors Holding a Majority in Interest and reasonable evidence thereof shall have been delivered to such Investor.

(d)                                 The Company and its Subsidiaries shall have completed acquisition of all of the Target Franchisees and as a result of such acquisition, the Company and its Subsidiaries shall directly hold the right of operation in all territories listed on Schedule V without any restriction, limitation or encumbrance and own and hold all assets and business of such Target Franchisees as at the date hereof.

(e)                                  The Company shall have engaged Deloitte as its auditor and Deloitte shall have issued a draft consolidated or combined audit report on the Group for the financial year of 2014 (the “Draft Audit Report”), which shall contain matters to be rectified by the Group Companies.  The Company, the Domestic Company, the Investors Holding a Majority in Interest and Deloitte shall have discussed and agreed on the solutions to rectify such matters set forth in the Draft Audit Report (such written agreement as the “Rectification Plan”), aiming to ensure that the period from the 2015 financial year to the 2017 financial year will qualify for the three-year reporting period required in a Qualified IPO as a result of implementation of the Rectification Plan by the Group Companies.

(f)                                   The Company shall have delivered the unaudited quarterly interim consolidated or combined financial statements of the Domestic Company for the quarter immediately preceding the First Closing Date and, if available, unaudited monthly consolidated or combined management accounts of the Domestic Company as of and for the period to the end of each following month to such Investor.

(g)                                  Each Key Employee shall have entered into an employment agreement with the relevant Group Company for a term of at least two years, and such Key Employee shall be subject to customary non-solicitation, non-competition (for a minimum restrictive term of the entire term of such employment plus two years afterwards) and confidentiality obligations to the satisfaction to such Investor.

(h)                                 The Company shall have delivered to such Investor its good standing certificate from the applicable Governmental Authority dated no more than ten (10) days prior to the First Closing.

(i)                                     All Contracts listed on Schedule VI shall have been duly assigned to the Domestic Company by Zhong Tong Ji or each of the counterparties thereto shall have signed a new Contract on terms and conditions not less favorable to the Domestic Company.  Copies of each assignment or new Contract have been delivered to such Investor.

(j)                                    The Domestic Company shall have been granted with an exclusive, royalty free, perpetual and worldwide license to use all ZTO Trademarks under the Trademark License Agreement and the relevant license agreement together with all other application documents shall be submitted to TMO and reasonable evidence thereof shall have been delivered to such Investor.

(k)                                 Each trademark transfer application with respect to any ZTO Trademark shall have been duly submitted to TMO evidenced by receipt(s) from TMO, a copy of which shall have been delivered to such Investor.

(l)                                     The Company shall have duly executed and delivered to WP the Indemnification Agreement between the Company and the WP Director (as defined in the Shareholders Agreement).

(m)                             The Company shall have initiated the recruiting program for a chief financial officer or financial director with each of the job description, proposed reporting line and engaged headhunter satisfactory to such Investor.

(n)                                 The Company shall facilitate the discussions between the independent auditor advising the Investors on the transactions and its authorized representatives and Deloitte to inquire and discuss on the audit work performed by Deloitte on the Group for the financial year of 2014.

(o)                                 The Company shall have set up settlement corporate bank account enabling direct settlement between parcel-collecting franchisees and parcel-delivery franchisees satisfactory to Deloitte (with evidence thereof provided to such Investor) and such Investor.

Section 8.03.                          Additional Conditions of Obligations of Investors for Second Closing.  In addition to Section 8.01, the obligations of each Investor to consummate the Second Closing are subject to the satisfaction or waiver by such Investor of the following further conditions:

(a)                                 Zhong Tong Ji shall have been either (A) dissolved and deregistered in compliance with all Applicable Law or (B) otherwise disposedin compliance with all Applicable Law as the result of such disposition none of the Group Company would be held liable, directly or indirectly, under any Applicable Law or Contract for any liabilities of Zhong Tong Ji,and in each case evidence thereof shall have been provided to such Investor.

(b)                                 All of the entities specified in the Rectification Plan which shall be dissolved and deregistered or otherwise disposed shall have been either (A) dissolved and deregistered in compliance with all Applicable Law or (B) otherwise disposed in compliance with all Applicable Law, as the result of such disposition none of the Group Company would be held liable, directly or indirectly, under any Applicable Law or Contract for any liabilities of such entities,and in each caseevidence thereofshall have been provided to such Investor.  WP shall have the right to review and inspect the completion of such matters.

(c)                                  All of the matters specified in the Rectification Plan which shall be completed prior to the Second Closing shall have been completed in accordance with the Rectification Plan and Applicable Laws, evidence of which shall have been provided to such Investor.  WP shall have the right to review and inspect the completion of such matters.

(d)                                 Such Investor shall have completed its First Closing as contemplated hereby.

Section 8.04.                          Conditions to Obligation of Company and Sellers for Each Closing.  The obligations of each of Sellers and the Company to consummate each Closing are subject to the satisfaction or waiver by such Seller or the Company (as applicable) of the following conditions:

(a)                                 Each of the representations and warranties of the applicable Investor contained in Article 5 shall be true and complete in all material respects when made and on and as of each Closing with the same effect as though such representations and warranties had been made on and as of such Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations shall have been true and complete in all material respects as of such particular date.

(b)                                 The applicable Investor shall have performed and complied with all of its obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before such Closing.

(c)                                  No provision of any Applicable Law shall prohibit the consummation of such Closing.

(d)                                 There shall be no litigation, action, suit, investigation or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions contemplated by the Transaction Documents that is pending.

Section 8.05.                          Additional Conditions to Obligation of Company and Sellers for First Closing.  The obligations of the Company and the Sellers to consummate the First Closing are further subject to that the applicable Investor shall have executed and delivered to it or him such Transaction Documents to which such Investor is a party to it or him.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.01.                          Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive each such Closing until 30 months after the First Closing Date.  Notwithstanding the foregoing, if notice of any claim or demand for indemnification shall have been given within the time period described in the preceding sentence in accordance with the terms of this Article 9, such claim or demand shall survive the time at which it would otherwise terminate.

Section 9.02.                          Indemnification by Warrantors.  Effective at and after the First Closing, each of the Warrantors hereby, jointly and severally, indemnifies each Investor, its Affiliates and their respective successors and assignees (each, a “Indemnified Party”) against and agrees to hold each Indemnified Party harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely among the parties hereto) (the

“Damages”), incurred or suffered by each Indemnified Party arising out of, relating to or in connection with, directly or indirectly:

(a)                                 any misrepresentation or breach of warranty (the amount of Damages (but not breach or misrepresentation)) determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such misrepresentation and breach of warranty a “Warranty Breach”), provided that with respect to indemnification by any Warrantor for Warranty Breach pursuant to this Section, the Warrantors shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breach exceeds RMB20 million (the “Basket”) and then the Warrantors shall be liable for all Damages including the Basket, provided further that the limitation in this Section 9.02(a) shall not apply to any breach of or inaccuracy in any Fundamental Representation made by the Warrantors.

(b)                                 any breach of covenant or agreement made or to be performed by the Warrantors pursuant to this Agreement;

(c)                                  any Taxes assessed against or incurred by any Indemnified Party due to, arising out of or as a result of the failure by any of the Warrantors or any Group Companies to pay Taxes or file any Tax return due prior to each Closing Date or to pay, and the failure by any Indemnified Party to withhold or to assist in withholding from payments to any of the Warrantors or any Group Company, any applicable Taxes in connection with or related to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or the Reorganization, including Taxes related to Circular 698 and Circular 7, including any additional Taxes assessed against or incurred by the Indemnified Parties upon any transfer of any Equity Securities in or assets of any Group Company as a result of a determination by any Governmental Authority that the Tax basis assigned to the Shares;

(d)                                 any monetary penalties and fines (including interests or other amounts in connection therewith) assessed by a Governmental Authority due to, arising out of or as a result of the failure by any shareholder of the Company to comply with any and all rules and regulations of SAFE (including Circular 37) or to successfully update any filings or registrations required by such rules and regulations to give effect to the transactions contemplated by this Agreement and the other Transaction Documents;

(e)                                  any monetary penalties and fines (including interests or other amounts in connection therewith) assessed by a Governmental Authority due to, arising out of or as a result of breach or incompliance with any Applicable Law with respect to any material Permit as required for or in connection with the business conducted by any Group Company, including the courier business license and the road transportation license;

(f)                                   any payments, monetary penalties and fines (including interests or other amounts in connection therewith) assessed by a Governmental Authority or any other payments paid by any Group Company due to, arising out of or as a result of breach or incompliance with any Applicable Law with respect to employment and labor matters; and

(g)                                  any Taxes imposed on or with respect to a Group Company with respect to any Tax period ending on or prior to each Closing Date and with respect to any Tax period that begins prior to such Closing Date and ends thereafter, any Tax allocable to the portion of the period ending on such Closing Date; provided that (i) any Tax based on or measured by income or receipts of a Group Company shall be allocated among the respective portions of the period based on an interim closing of the books as of the close of business on the day of such Closing Date and (ii) the amount of any other Taxes of a Group Company allocable to the portion of the period ending on such Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the period ending on such Closing Date and the denominator of which is the number of days in such Tax period.

Notwithstanding the foregoing, the maximum liability of the Indemnified Parties (in the absence of fraud or gross negligence on the part of all Indemnifying Parties) shall not exceed $300 million.  The amount of any Damages payable under this Section 9.02 shall be net of any amounts actually recovered by the Indemnified Party from any Person other than the Indemnifying Parties, if any.

Without prejudicing the maximum amount of $300 million prescribed in the foregoing paragraph, the sole and exclusive recourse for the indemnification for the aggregate amount of the Damages incurred or suffered by any and all Indemnified Parties for which any Principal shall be liable pursuant to this Section 9.02 shall be limited to the Equity Securities in the Group Companies held by such Principal.

Section 9.03.                          Indemnification by Other Shareholders.  Effective at and after the First Closing, each of the Other Shareholders hereby, severally but not jointly, indemnifies each Indemnified Party against and agrees to hold each Indemnified Party harmless from any and all Damages incurred or suffered by each Indemnified Party arising out of, relating to or in connection with, directly or indirectly, any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Other Shareholder pursuant to this Agreement, provided that the aggregate amount of all Damages incurred or suffered by an Indemnified Party for which such Other Shareholder (in the absence of fraud or gross negligence on the part of such Other Shareholder) shall be liable pursuant to this Section 9.03 shall not exceed the amount of proceeds such Other Shareholder shall receive from the sale of such Other Shareholder’s Sale Shares.

Section 9.04.                          Penalty for Late Payment by Investors.  (a) Each Investor shall pay a late payment interest of penalty of its aggregate purchase price to be paid as at the First Closing in accordance with this Agreement at an annual interest rate of 20% for the period from the Scheduled First Closing Date through and until the First Closing Date (exclusive) if such purchase price from such Investor is received after the Scheduled First Closing Date.

(b)                                 Subject to the Company’s fulfillment of its obligation under Section 2.02(c), each Investor shall pay a late payment interest of penalty of its aggregate purchase price to be paid as at the Second Closing in accordance with this Agreement at an annual interest rate of 20% for the period from January 1, 2016 to the Second Closing Date (exclusive) if such purchase price from such Investor is received after December 31, 2015.

Section 9.05.                          Third Party Claim Procedures.  (a)The Indemnified Party agrees to give prompt notice in writing to the Warrantors or Other Shareholders (each, a “Indemnifying Party”), as applicable, of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (the “Third Party Claim”) in respect of which indemnity may be sought under Section 9.02 or Section 9.03 and provide the Indemnifying Party of available material evidence of such Third Party Claim including court paper.  Such notice shall set forth the nature and description in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 9 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)                                  The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 9.05(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 9.05(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates (for this purpose including each Group Company), (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d)                                 If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.05, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates (for this purpose including each Group Company) from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)                                  In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (c) and (d) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)                                   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.06.                          Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 9.02 or Section 9.03 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth the nature and description of such claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 11.07.

ARTICLE 10
TERMINATION

Section 10.01.                   Grounds for Termination.  This Agreement may be terminated at any time prior to the First Closing:

(a)                                 by mutual written agreement of the Company, Sellers and the Investors;

(b)                                 by either the Company, any Seller or any Investor if the First Closing shall not have been consummated on or before December 31, 2015;

(c)                                  by either the Company, any Seller or any Investor if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)                                 by any Investor, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Warrantor or Other Shareholder set forth in this Agreement or any other Transaction Documents shall have occurred that would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied and is incapable of being cured by any Warrantor or, if capable of being cured by any Warrantor or Other Shareholder, such Warrantor or Other Shareholder does not cure such breach or failure within 10 days after its receipt of written notice thereof from the Investor; or

(e)                                  by the Company or any Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Investor set forth in this Agreement or any other Transaction Documents shall have occurred that would cause any of the conditions set forth in Section 8.04 or Section 8.05 not to be satisfied and is incapable of being cured by the Investor or, if capable of being cured by the Investor, the Investor does not cure such breach or failure within 10 days after its receipt of written notice thereof from the Company.

The party desiring to terminate this Agreement pursuant to Section 10.01(b) to Section 10.01(e) shall give notice of such termination to the other parties.

Section 10.02.                   Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, this Agreement shall be of no further force or effect except that the termination will not relieve any party from any liability for any breach of this Agreement prior to such termination.

ARTICLE 11
MISCELLANEOUS

Section 11.01.                   Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant party as showed on Schedule VIII (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused) and (b) expiration of two Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

Section 11.02.                   Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective, with the understanding that any Investor may give its consent or waive any of its rights under this Agreement without obtaining the consent of the other Investors.  Any amendment or waiver effected in accordance with this Section 11.02 shall be binding upon each Investor and each transferee of the Shares, each future holder of all such securities, and the Company;

provided, however, that any party may waive any of its rights hereunder in writing without obtaining the consent of any other parties.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03.                   Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, provided that any information disclosed in the Disclosure Schedule under any section number shall be deemed to be disclosed and incorporated in any other sections or subsections of the Disclosure Schedule if it would be readily apparent on the face of such disclosure that such information applies to such other sections or subsections.

Section 11.04.                   Expenses.  Each party shall be responsible for all of its own costs expenses incurred by it or on its behalf in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that subject to the occurrence of the First Closing, the Company shall reimburse WP for all costs and expenses incurred by it or on its behalf in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby up to a maximum of US$300,000.

Section 11.05.                   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that any Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.

Section 11.06.                   Governing Law.  This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

Section 11.07.                   Dispute Resolution.  (a) Any dispute, controversy or claim (each, a “Dispute”) arising out of, relating to or in connection with this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other parties.

(b)                                 The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong

International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  To the extent that the HKIAC Rules are in conflict with any provisions of this Agreement, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 11.07 shall prevail.

(c)                                  There shall be three arbitrators, of whom one arbitrator shall be appointed by the claiming party(ies), one arbitrator appointed by the responding party(ies), and the third arbitrator shall be appointed by the two arbitrators designated by the parties.  If a party(ies) fails to designate an arbitrator within 30 days after designation of an arbitrator by the other party(ies), the second arbitrator shall be appointed by the HKIAC Council.  If the two arbitrators designated by the parties are unable to agree upon a third arbitrator within 30 days after the first two arbitrators are appointed, the third arbitrator shall be appointed by the HKIAC Council.

(d)                                 Each party to the arbitration shall cooperate with the other parties to the arbitration in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)                                  The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(g)                                  During the course of the arbitral tribunal’s adjudication of the Dispute, each party shall continue to perform its respective obligation and duty herein except with respect to the part in dispute and under adjudication.

Section 11.08.                   Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09.                   Entire Agreement.  Unless otherwise expressly supplemented by another written agreement signed by all parties hereto, this Agreement and other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the parties with respect to the subject matters hereof and thereof.

Section 11.10.                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by HKIAC, a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11.                   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12.                   Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under this Agreement are several but not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby.  Nothing contained herein, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors.  Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAI MEISONG (赖梅松)

By:	/s/ Lai Meisong

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAI JIANFA (赖建法)

By:	/s/ Lai Jianfa

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WANG JILEI (王吉雷)

By:	/s/ Wang Jilei

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HU XIANGLIANG (胡向亮)

By:	/s/ Hu Xiangliang

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO EXPRESS (CAYMAN) INC.

By:	/s/ Lai Meisong
Name: Lai Meisong (赖梅松)
Title: Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO EXPRESS LIMITED

By:	/s/ Lai Meisong
	Name:	Lai Meisong (赖梅松)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO EXPRESS (HONG KONG) LIMITED

By:	/s/ Lai Meisong
	Name:	Lai Meisong (赖梅松)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO EXPRESS CO., LTD. (Seal) (中通快递股份有限公司) /s/ ZTO Express Co., Ltd.
By:	/s/ Lai Meisong
	Name:	Lai Meisong (赖梅松)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DONGGUAN JINSHENG INDUSTRIAL CO., LTD. (seal) (东莞市金晟实业有限公司) /s/ Dongguan Jinsheng Industrial Co., Ltd.
By:	/s/ Hu Xiangliang
	Name:	Hu Xiangliang (胡向亮)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NANJING HUIJITONG LOGISTICS CO., LTD. (seal) (南京汇吉通物流有限公司) /s/ Nanjing Huijitong Logistics Co., Ltd.
By:	/s/ Lai Shengfeng
	Name:	Lai Shengfeng(赖圣烽)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JIAXING ZHONGTONGJI LOGISTICS CO., LTD. (seal) (嘉兴中通吉物流有限公司) /s/ Jiaxing Zhongtongji Logistics Co., Ltd.
By:	/s/ Lai Jianfa
	Name:	Lai Jianfa (赖建法)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TAIZHOU ZHONGRUI LOGISTICS CO., LTD. (seal) (泰州中瑞物流有限公司) /s/ Taizhou Zhongrui Logistics Co., Ltd.
By:	/s/ Lai Meisong
	Name:	Lai Meisong (赖梅松)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZHEJIANG LITONG LOGISTICS CO., LTD. (seal) (浙江立通物流有限公司) /s/ Zhejiang Litong Logistics CO., Ltd.
By:	/s/ Shen Linxian
	Name:	Shen Linxian(沈林仙)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZHONG TONG JI AIR LOGISTICS CO., LTD. (seal) (中通吉航空物流有限公司) /s/ Zhong Tong Ji Air Logistics Co., Ltd.
By:	/s/ Lai Jianfa
	Name:	Lai Jianfa (赖建法)
	Title:	Legal Representative

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO LMS HOLDING LIMITED

By:	/s/ Lai Meisong
	Name:	Lai Meisong (赖梅松)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO LJF HOLDING LIMITED

By:	/s/ Lai Jianfa
	Name:	Lai Jianfa (赖建法)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO WJL HOLDING LIMITED

By:	/s/ Wang Jilei
	Name:	Wang Jilei (王吉雷)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO HXL HOLDING LIMITED

By:	/s/ Hu Xiangliang
	Name:	Hu Xiangliang (胡向亮)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO ZSC HOLDING LIMITED

By:	/s/ Zhang Shunchang
	Name:	Zhang Shunchang (张顺昌)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO SXB HOLDING LIMITED

By:	/s/ Shang Xuebing
	Name:	Shang Xuebing (商学兵)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO LBX HOLDING LIMITED

By:	/s/ Lan Baixi
	Name:	Lan Baixi (蓝柏喜)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO XHJ HOLDING LIMITED

By:	/s/ Xu Hongjun
	Name:	Xu Hongjun (徐洪军)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO LJC HOLDING LIMITED

By:	/s/ Lai Jianchang
	Name:	Lai Jianchang (赖建昌)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO WLM HOLDING LIMITED

By:	/s/ Wu Lemou
	Name:	Wu Lemou (吴乐谋)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO TJY HOLDING LIMITED

By:	/s/ Teng Jianying
	Name:	Teng Jianying (滕建英)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO LBZ HOLDING LIMITED

By:	/s/ Li Baozhen
	Name:	Li Baozhen (李宝珍)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZTO MSM HOLDING LIMITED

By:	/s/ Ma Shumin
	Name:	Ma Shumin (马曙民)
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ONYX GEM INVESTMENT HOLDINGS LIMITED

By:	/s/ Timothy J. Curt
	Name:	Timothy J. Curt
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HILLHOUSE ZT HOLDINGS LIMITED

By:	/s/ Meng Shan
	Name:	Meng Shan
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Standard Chartered Private Equity (Mauritius) III Limited

By:	/s/ Andrew Dawson
	Name:	Andrew Dawson
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOPHER CHINA S.O. PROJECT LIMITED

By:	/s/ Liu Hui
	Name:	Liu Hui
	Title:	Director

[Signature Page to Share Purchase and Subscription Agreement]

SCHEDULE I
LIST OF PRINCIPALS

			First Closing			Second Closing
Principal	Jurisdiction/Nationality	Number of Ordinary Shares	Number of Sale Shares	Transfer	Aggregate Purchase Price (USD)	Number of Sale Shares	Transferee	Aggregate Purchase Price (USD)
ZTO LMS Holding Limited	British Virgin Islands	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Lai Meisong (赖梅松)	PRC	n/a	n/a	n/a	n/a	n/a	n/a	n/a
ZTO LJF Holding Limited	British Virgin Islands	6,000,000	3,000,000	WP	23,534,580	3,000,000	WP	23,534,580
Lai Jianfa (赖建法)	PRC	n/a	n/a	n/a	n/a	n/a	n/a	n/a
ZTO WJL Holding Limited	British Virgin Islands	6,000,000	3,000,000	WP	23,534,580	3,000,000	WP	23,534,580
Wang Jilei (王吉雷)	PRC	n/a	n/a	n/a	n/a	n/a	n/a	n/a
ZTO HXL Holding Limited	British Virgin Islands	4,440,000	2,220,000	WP	17,415,590	2,220,000	WP	17,415,590
Hu Xiangliang (胡向亮)	PRC	n/a	n/a	n/a	n/a	n/a	n/a	n/a

SCHEDULE II
LIST OF OTHER SHAREHOLDERS

		First Closing			Second Closing
Name	Jurisdiction	Number of Sale Shares	Transferees	Aggregate Purchase Price to be Paid by Transferee (USD)	Number of Sale Shares	Transferees	Aggregate Purchase Price to be Paid by Transferee (USD)
ZTO ZSC Holding Limited	British Virgin Islands	2,933,800	WP	23,015,250	2,933,800	WP	23,015,250
ZTO ZSC Holding Limited	British Virgin Islands	66,200	Hillhouse	519,330	66,200	Hillhouse	519,330
ZTO SXB Holding Limited	British Virgin Islands	1,500,000	Hillhouse	11,767,290	1,500,000	Hillhouse	11,767,290
ZTO LBX Holding Limited	British Virgin Islands	300,000	Hillhouse	2,353,458	300,000	Hillhouse	2,353,458
ZTO XHJ Holding Limited	British Virgin Islands	105,000	Hillhouse	823,710	105,000	Hillhouse	823,710
ZTO LJC Holding Limited	British Virgin Islands	600,000	Hillhouse	4,706,916	600,000	Hillhouse	4,706,916
ZTO TJY Holding Limited	British Virgin Islands	615,600	Hillhouse	4,829,296	615,600	Hillhouse	4,829,296
ZTO TJY Holding Limited	British Virgin Islands	2,868,120	Gopher	22,500,000	2,868,120	Gopher	22,500,000
ZTO TJY Holding Limited	British Virgin Islands	1,012,080	SC	7,939,626	1,012,080	SC	7,939,626
ZTO WLM Holding Limited	British Virgin Islands	255,000	SC	2,000,439	255,000	SC	2,000,439
ZTO LBZ Holding Limited	British Virgin Islands	225,000	SC	1,765,094	225,000	SC	1,765,094
ZTO MSM Holding Limited	British Virgin Islands	420,000	SC	3,294,841	420,000	SC	3,294,841
Total		19,120,800		150,000,000	19,120,800		150,000,000

SCHEDULE III
LIST OF INVESTORS

		First Closing				Second Closing
Name	Jurisdiction	Number of Sale Shares	Aggregate Purchase Price for Sale Shares (USD)	Number of Subscription Shares	Aggregate Purchase Price for Subscription Shares (USD)	Number of Sale Shares	Aggregate Purchase Price for Sale Shares (USD)	Number of Subscription Shares	Aggregate Purchase Price for Subscription Shares (USD)
Onyx Gem Investment Holdings Limited	British Virgin Islands	11,153,800	87,500,000	8,773,309	87,500,000	11,153,800	87,500,000	8,773,309	87,500,000
Hillhouse ZT Holdings Limited	British Virgin Islands	3,186,800	25,000,000	2,506,660	25,000,000	3,186,800	25,000,000	2,506,660	25,000,000
Standard Chartered Private Equity (Mauritius) III Limited	Mauritius	1,912,080	15,000,000	1,503,996	15,000,000	1,912,080	15,000,000	1,503,996	15,000,000
Gopher China S.O. Project Limited	British Virgin Islands	2,868,120	22,500,000	2,255,994	22,500,000	2,868,120	22,500,000	2,255,994	22,500,000
Total		19,120,800	150,000,000	15,039,959	150,000,000	19,120,800	150,000,000	15,039,959	150,000,000

SCHEDULE IV
CAPITALIZATION TABLE OF THE COMPANY

	First Closing		Second Closing
Shareholders	Number of Ordinary Shares	Number of Series A Preferred Shares	Number of Ordinary Shares	Number of Series A Preferred Shares
ZTO LMS Holding Limited	206,100,000	0	206,100,000	0
ZTO LJF Holding Limited	69,000,000	0	66,000,000	0
ZTO WJL Holding Limited	57,000,000	0	54,000,000	0
ZTO HXL Holding Limited	40,080,000	0	37,860,000	0
ZTO ZSC Holding Limited	33,000,000	0	30,000,000	0
ZTO SXB Holding Limited	24,900,000	0	23,400,000	0
ZTO QFX Holding Limited	18,000,000	0	18,000,000	0
ZTO LBX Holding Limited	8,100,000	0	7,800,000	0
ZTO MF Holding Limited	6,000,000	0	6,000,000	0
ZTO XHJ Holding Limited	3,424,860	0	3,319,860	0
ZTO ZYR Holding Limited	6,000,000	0	6,000,000	0
ZTO WSL Holding Limited	2,960,088	0	2,960,088	0
ZTO ZYW Holding Limited	1,480,044	0	1,480,044	0
ZTO HZR Holding Limited	903,900	0	903,900	0
ZTO HLJ Holding Limited	259,986	0	259,986	0
ZTO LZM Holding Limited	259,986	0	259,986	0
ZTO ZGF Holding Limited	126,000	0	126,000	0
ZTO WR Holding Limited	609,006	0	609,006	0
ZTO XMY Holding Limited	689,868	0	689,868	0
ZTO CSF Holding Limited	370,000	0	370,000	0

	First Closing		Second Closing
Shareholders	Number of Ordinary Shares	Number of Series A Preferred Shares	Number of Ordinary Shares	Number of Series A Preferred Shares
ZTO CFS Holding Limited	160,000	0	160,000	0
ZTO ZJSD Holding Limited	160,000	0	160,000	0
ZTO PSM Holding Limited	150,000	0	150,000	0
ZTO YXL Holding Limited	75,000	0	75,000	0
ZTO LJC Holding Limited	5,730,000	0	5,130,000	0
ZTO MS Holding Limited	6,250,000	0	6,250,000	0
ZTO ZHF Holding Limited	450,000	0	450,000	0
ZTO XJX Holding Limited	550,000	0	550,000	0
ZTO XKM Holding Limited	940,000	0	940,000	0
ZTO YWJ Holding Limited	504,000	0	504,000	0
ZTO YB Holding Limited	830,832	0	830,832	0
ZTO ZJGZ Holding Limited	165,000	0	165,000	0
ZTO PYF Holding Limited	165,000	0	165,000	0
ZTO CZW Holding Limited	410,610	0	410,610	0
ZTO RDY Holding Limited	470,820	0	470,820	0
ZTO WLM Holding Limited	16,507,050	0	16,252,050	0
ZTO LBZ Holding Limited	2,977,746	0	2,752,746	0
ZTO MSM Holding Limited	1,893,492	0	1,473,492	0
ZTO WW Holding Limited	1,568,250	0	1,568,250	0
ZTO TJY Holding Limited	25,657,662	0	21,161,862	0
Max Alpha Limited	24,000,000	0	24,000,000	0
Max Beyond Limited	12,000,000	0	12,000,000	0

	First Closing		Second Closing
Shareholders	Number of Ordinary Shares	Number of Series A Preferred Shares	Number of Ordinary Shares	Number of Series A Preferred Shares
Onyx Gem Investment Holdings Limited	11,153,800	8,773,309	22,307,600	17,546,618
Hillhouse ZT Holdings Limited	3,186,800	2,506,660	6,373,600	5,013,320
Standard Chartered Private Equity (Mauritius) III Limited	1,912,080	1,503,996	3,824,160	3,007,992
Gopher China S.O. Project Limited	2,868,120	2,255,994	5,736,240	4,511,988
TOTAL (excluding reserved shares)	600,000,000	15,039,959	600,000,000	30,079,918
Reserved Shares	16,800,000	0	16,800,000	0
TOTAL (including reserved shares)	616,800,000	15,039,959	616,800,000	30,079,918

SCHEDULE V
TERRITORIES OF TARGET FRANCHISEES

Fujian
Liaoning (Shenyang)
Shaanxi
Tianjin

Jiangxi
Shanxi
Jilin
Anhui (Hefei)
Shandong
Hebei
Yunnan
Chongqing
Heilongjiang
Guizhou

SCHEDULE VI
LIST OF CONTRACTS

1.                                      An express delivery service contract between Zhong Tong Ji and Beijing Dangdang Information Technology Co., Ltd. (北京当当网信息技术有限公司) (undated);

2.                                      An express delivery service contract between Zhong Tong Ji and Guangzhou Danmei Cosmetic Products Co., Ltd. (广州市丹美化妆品有限公司) dated January 11, 2013;

3.                                      An express delivery service contract between Zhong Tong Ji and Guangzhou Aibao Shidai Trading Co., Ltd. (广州市爱包时袋贸易有限公司) dated December 12, 2012;

4.                                      A delivery contract between Zhong Tong Ji and Nanjing Guanbai Clothing Co., Ltd. (南京冠百服饰有限公司) dated August 1, 2013;

5.                                      A delivery contract between Zhong Tong Ji and Shanghai Kaichun Industrial Co., Ltd. (上海凯淳实业有限公司) March 28, 2013.

SCHEDULE VII
LIST OF ZTO TRADEMARKS

No.	Trademark	Registration No.	Registered Owner	Class	Term	Status
1.		3514763	Shanghai Zhong Tong Ji Express Services Co., Ltd. 上海中通吉速递服务有限公司	39	2005.01.07-2015.01.06	Renewal application has been accepted by the competent governmental authority
2.		3179716	Shanghai Zhong Tong Ji Express Services Co., Ltd. 上海中通吉速递服务有限公司	39	2013.08.28-2023.08.27	Registered
3.		3514764	Shanghai Zhong Tong Ji Express Services Co., Ltd. 上海中通吉速递服务有限公司	39	2005.05.21-2015.05.20	Renewal application has been submitted to the competent governmental authority and the acceptance of such application is yet to be obtained

SCHEDULE VIII
ADDRESS FOR NOTICES

If to any Principal and/or Other Shareholder:

c/o ZTO Express Co., Ltd.

Address:                         No. 1685, Huazhi Road, Qingpu District
Shanghai 201708, China

Attention: Xu Feng
Fax: +86 21 59139333
Email: xufeng@zto.com

If to the Company and/or other Group Company:

c/o ZTO Express Co., Ltd.

Address:                         No. 1685, Huazhi Road, Qingpu District
Shanghai 201708, China

Attention: Xu Feng
Fax: +86 21 59139333
Email: xufeng@zto.com

If to Onyx Gem Investment Holdings Limited:

c/o Warburg Pincus LLC

Attention: Timothy J. Curt/Tara O’Neill

Address: 450 Lexington Avenue, New York, NY, USA 10017

Fax: +1(21)878-9200
Email: timothy.curt@warburgpincus.com; tara.oneill@warburgpincus.com

With a copy to:

Warburg Pincus Asia LLC
Attention: Andrew Chan

Address: Suite 6703, Two IFC, Hong Kong

Fax: +(852)30103338

Email: andrew.chan@warburgpincus.com

If to Hillhouse ZT Holdings Limited:

Attention: Cao Wei
Address: Floor 28, Building B, PingAn International Financial Center, No. 1-3, Xinyuan South Road, Chaoyang District, Beijing 100027 PRC (北京市朝阳区新源南路3号平安国际金融中心B座28层)
Fax: +86-10-59520882
Email: wcao@hillhousetca.com

With a copy to:

Attention: Adam HORNUNG

Address: Suite 1608, One Exchange Square, 8 Connaught Place, Central, Hong Kong

Fax:+(852) 2179 1900

Email: Legal@hillhousecap.com

If to Standard Chartered Private Equity (Mauritius) III Limited:

c/o Abax Corporate Services Ltd.

Address: 6th Floor, Tower A, 1 CyberCity, Ebene, Mauritius

With a copy to:

Standard Chartered Principal Finance

Attention: Gilbert Zeng

Address: MarinaBay Financial Centre (Tower 1),

8, Marina Boulevard, Level 23

Singapore 018981

Fax: +(8610) 5918 6199

Email:gilbert.zeng@sc.com

If to Gopher China S.O. Project Limited:

Address: Room 903-4, Li Po Chun Chambers

189 Des Voeux Road, Central, Hong Kong

Attention: Annie Choy/ Lin Xiang

Fax: +852 3791 2282

Email: annie.choy@noahwm.hk; leo.lin@noahwm.hk

SCHEDULE IX
SPECIFIED MATTERS

1.              Courier Business Licenses.  Within twelve months after the First Closing, each of the Group Companies that conducts courier services as of the relevant time, as applicable, shall (i) submit all application documents to the relevant Governmental Authority for the courier business license (快递业务许可证) for each jurisdiction where it conducts courier business on its own and/or via franchisees, and/or (ii) rectify any and all incompliance matters relating to or in connection with its existing courier business license, including filing with the Governmental Authority for its services provided to e-commerce operators and to resume its courier business which have been suspended as of the date hereof.  Each of the foregoing Group Companies shall, in any event within two years after the First Closing, duly obtain such courier business license and duly complete all rectifications and corrections of all incompliance matters relating to or in connection with its existing courier business license.

2.              Road Transportation License.  Each of Dalian Zhong Tong Ji Logistics Company Limited (大连中通吉物流有限公司), Nanjing Hui Ji Tong Logistics Company Limited (南京汇吉通物流有限公司), Suzhou ZTO Express Co., Ltd. (苏州中通速递有限公司) and any other Group Company which engages in road transportation business, shall (i) within twelve months after the First Closing, submit all application documents to the relevant Governmental Authority for the road transportation license (道路运输经营许可证) and (ii) in any event within two years after the First Closing, to duly obtain such license.

3.              Food Distribution Permit.  The Domestic Company and each Group Company which engages in food courier/transportation business shall (i) within six months after the First Closing, submit all application documents to the relevant Governmental Authority for the food distribution permit (食品流通许可证) to the extent and only if such food distribution permit is mandatorily required pursuant to Applicable Laws and as confirmed by the relevant Governmental Authority and (ii) use their respective best efforts to duly obtain such Permit within two years after the First Closing, if mandatorily required by the Applicable Law then in effect.

4.              Other Permits.  Each Group Company shall, (i) within six months after the First Closing, use its best efforts to submit all application or amendment/updating applications documents to the relevant Governmental Authority for any and all material Permits required for its business that it has not obtained, maintained, updated and/or amended prior to the First Closing, including the business license, special equipment use registration (特种设备使用登记) and non-profitable Internet website filing (非经营性互联网站备案) and (ii) use its commercially reasonable best efforts to amend or update each such material Permit within two years after the First Closing, in each case, if mandatorily required by the Applicable Law then in effect.

5.              Logistics Centers.  The Company shall use its best efforts to (i) within six months after the First Closing, submit all application documents to the relevant Governmental Authority to register each logistics center respectively in Guiyang, Wenzhou, Ningbo,

Nantong, Wuhu and Bengbu as a branch office and (ii) in any event within one year after the First Closing, complete such registration and obtain all required material Permits in connection therewith.

6.              Franchise Filing.  Within two years after the First Closing, each of the Domestic Company and any other Group Companies which has signed any franchise Contracts, shall use its commercially reasonable best efforts to file all of its franchise Contracts with the applicable Governmental Authority, if such filing is mandatorily required by the Applicable Law then in effect.

7.              Franchise Contracts.  Within two years after the First Closing, each Group Company, as applicable, shall use its best efforts to amend its existing franchise Contracts (either by signing an amendment to the existing franchise Contract or signing a new amended franchise Contract) to procure that each First-Tier Franchisee only receive performance or services from a third party that holds suitable Permits for the courier and/or road transportation services as required by Applicable Laws.

8.              Properties.  As soon as practicable but in any event within two years after the First Closing, each Group Company, as applicable, shall use its best efforts to duly obtain ownership certificates of land use rights, plants, buildings and structures owned by it and complete all procedures and formalities and pay all payments in connection therewith; except that with respect to a parcel of land in the west to the Company which is about 40 Mu and used by the Company, the Company shall use its commercially reasonable best efforts to duly obtain ownership certificates of the land use rights, plants, buildings and structures used by it within two years after the First Closing.

9.              Employment and Labor Matters.(a)As soon as practicable after the First Closing, each Group Company shall amend the employment Contract with each Key Employee or enter into a new employment Contract with each Key Employee containing customary Intellectual Property Rights development and assignment, work-for-hire, non-compete and non-solicitation arrangements and provisions to the satisfaction of the Investors Holding a Majority in Interest.

(b)           As soon as practicable after the First Closing and no later than March 1, 2016, each Group Company, as applicable, shall use its commercially reasonable best efforts to terminate or otherwise adjust the secondment arrangement adopted by any Group Company as of the date hereof so as to comply with all Applicable Laws then in effect.

(c)           Within twelve months after the First Closing, each Group Company shall use its best efforts to enter into a written employment Contract with each of its employees who has not signed an employment Contract with it as of the First Closing.

(d)           Each Group Company, as applicable, shall amend its employees handbook and other internal policies and rules with respect to employment and labor matters to comply with all Applicable Laws.

10.       Intellectual Property Rights.(a) Each Group Company, as applicable, shall within six months after the First Closing, use its best efforts to submit all application documents to the relevant Governmental Authority to register self-owned copyright works and, shall use its best efforts to complete such registration within one year after the First Closing.

(b)           With respect to any domain name used by any Group Company during its operation but owned by a third party (including zto.cn and ztbest.com), such Group Company shall, within six months after the First Closing, use its best efforts to enter into a bona fide, arm’s-length’s transfer/assignment agreement or similar Contract with such third party owners to obtain ownership of such domain names, free of any Lien and, shall use its best efforts to, within one year, complete such transfer, including any registrations or filings with any Governmental Authority.

(c)           Within two years after the First Closing, each Group Company that uses any computer software and systems owned by a third party for its operation, shall use its best efforts to enter into a bona fide, arm’s-length’s license Contract with the third party owner, to the extent that it has not entered into such Contracts.

(d)           The Domestic Company shall complete the filing of all license Contracts with respect to ZTO Trademarks contemplated by Section 8.02(j) of this Agreement with TMO no later than six months after the First Closing.

(e)           Within one year after the First Closing, the Domestic Company shall have all ZTO Trademarks (as applicable) duly renewed and evidence thereof shall be provided to the Investors.

11.       Rectification Plan.  Each Warrantor covenants to the Investors that it shall, and shall procure the Group Companies to, carry out the Rectification Plan in accordance with the terms thereof.

12.       Taxes.  Each Warrantor covenants to the Investors that it shall, and shall procure the Group Companies that is a PRC Person to comply with, in all material respects, all Applicable Laws with respect to Taxes in the financial year of 2015.

13.       Internal Audit Department.  Each Warrantor covenants to the Investors that it shall, and shall procure the Company to, establish an internal department responsible for audit, which shall directly report to the general manager or the board of directors of the Company.

14.       Acquisition of Target Franchisees.  WP shall have the right to review and inspect on-site account books or other documents to determine the operation and profit conditions of the Target Franchisees.

SCHEDULE X
LIST OF COMPETITORS

1.              EMS

2.              申通

3.              圆通

4.              韵达

5.              百世汇通

6.              天天

7.              全峰

8.              优速

9.              国通

SCHEDULE XI
LIST OF RESTRICTED AFFILIATES

New Investor	Restricted Affiliates

WP

(a)         Warburg Pincus LLC;

(b)         any fund managed by Warburg Pincus LLC which is still in its investment period as at the date of this Agreement in accordance with the terms of the relevant fund documents (exclusive of Warburg Pincus Energy, L. P. and any future funds to be raised and under the management of Warburg Pincus LLC);

(c)          the general partner of such fund mentioned in (b) above; and

(d)         any investment vehicle established and majority owned by such fund mentioned in (b) above.

SC

(a)         Standard Chartered Principal Finance (Cayman) Limited;

(b)         Standard Chartered Private Equity (Singapore) Pte. Ltd.;

(c)          Standard Chartered Private Equity Limited;

(d)         Standard Chartered Private Equity (Mauritius) Limited;

(e)          Standard Chartered Private Equity (Mauritius) II Limited; and

(f)           any investment vehicle established and majority owned by such companies mentioned in (a) to (e) above.

Hillhouse	(a) Hillhouse Fund II, L.P.

Gopher	(a) Gopher China Harvest Fund LP; and (b) Gopher China Special Opportunity Fund II LP.

SCHEDULE XII
SPECIFIC ARRANGEMENTS ON ONSHORE INVESTMENT

I.                                        WP Designee’s shareholding percentage in the Domestic Company

WP Designee shall own 10,000 to 20,000 shares of the Domestic Company.

II.                                   Protection at Corporate Governance

1.              WP Director Appointment: Under the Control Documents and the shareholders agreement of the Domestic Company, each of the other shareholders of the Domestic Company shall promise to vote for the director nominated by WP Designee to elect such nominee on the board of the Domestic Company.

2.              Board Level: The following clause will be included in the shareholders agreement and the articles of association of the Domestic Company before the First Closing and become effective only in the event of (i) termination of the Control Documents for any reasons; or (ii) collapse of the Captive Structure.

“The following key business decisions (“Key Matters”) of the Domestic Company and its subsidiaries (collectively the “Domestic Group” and each a “Domestic Group Member”) will be approved by a simple majority of the board of directors of the Domestic Company(which must include the approval of the director nominated by WP Designee):

(a)             IPO of the Domestic Group;

(b)             any amendment to, modification of or change inany Control Documents;

(c)              any increase or deduction of the registered capital of the Domestic Company;

(d)             merger, acquisition, division, reorganization, change of corporate form or other similar procedure of the Domestic Company;

(e)              any amendment to thearticles of association of the Domestic Company; and any amendment to the articles of association of any other Domestic Group Member to the extent such amendments could reasonably be expected to adversely affect WP Designee’ rights or privileges in relation to the onshore investment;

(f)               any voluntary commencement of liquidation, dissolution or other similar procedure of the Domestic Company or any Material Domestic Group Member, and “Material Domestic Group Member” means any Domestic Group Member (other than the Domestic Company) either gross revenue or net income of which of the preceding financial year accounts for 5% or more of the total gross revenue or total net income of the Domestic Group of the preceding financial year;

(g)              termination or suspension of the business as currently conducted by the Domestic Group, taken as a whole, as of the date hereof or entry into a complete new line of business substantially different from the business as conducted by the Domestic Group, taken as a whole, as of the date hereof;

(h)             any amendment to,modification of or change in its Anti-Bribery Procedures or compliance process, policies and procedures covering Sanctions;

(i)                 the issuance price of any new issue of Equity Securities of the Domestic

Company(excluding (A) any issue pursuant to any employee benefit plan, employee stock option plan or similar plan in which the total Equity Securities to be reserved or issued account for not more than 3% of the then outstanding Equity Securities (calculated on a fully-diluted and as-converted basis) and (B) any issue to the Strategic Investors which is not primarily for equity financing purpose and in which the total Equity Securities to be issued account for no more than 15% of the then outstanding Equity Securities (calculated on a fully-diluted and as-converted basis))  or any redemption, repurchase, recapitalization, reclassification or combination of its Equity Securities if not on a pro rata basis with respect to all shareholders;

(j)                entry into a transaction or a series of transactions with its Related Party that provides for payment to or from the Domestic Group Member of RMB200 million or more and on terms less favorable than those that could be obtained if such transaction were entered into with a third party on the arm’s-length basis;

(k)             any sale, transfer, lease, pledge or other disposition by any Domestic Group Member of any assets (tangible or intangible), businesses, interests or properties, in a single transaction or a series of related transactions, with a value in the aggregate in excess of RMB200 million; or any sale, transfer or other disposition by any Domestic Group Member of any Person whose gross revenue or net income ofthe preceding financial year accounts for 5% or more of the total gross revenue or net income of the Domestic Groupof the preceding financial year;

(l)                 any provision of guarantee or security for a Person that is neither a Domestic Group Member nor a delivery hub or franchisee transacting with the Domestic Group Members; or provision of loans providing for either (A) a total principal amount of RMB10 million or more to a single Person that is not a Domestic Group Member or (B) a total principal amount of RMB30 million or more to all Persons that are not Domestic Group Members;

(m)         any appointment or removal of the independent auditor of each Domestic Company who will be responsible to audit and opine on the consolidated financial statements of the Domestic Company reflecting the financial position of the Domestic Group; or any material change in accounting principles, except as required by law.

3.              Shareholders Level:

•                  A unanimous shareholders approval would be required if the shareholders would like to amend or revise the articles of association of the Domestic Company;

•                  For the following Key Matters that fall under shareholders meeting’s authority (requiring two-third affirmative votes) under the PRC Company Law, without the recommendation of the board to the shareholder’ meeting to approve such Key Matters, the shareholders meeting shall not discuss or resolve or vote on such matters:

(a)             any increase or deduction of the registered capital of the Domestic Company.

III.                              Increase of Share Percentage at the Collapse of Captive Structure

Upon collapse of the Captive Structure for any reasons, (i) WP Designee, WP and/or any other individual or entity designated by WP then shall have the right, at its sole discretion, to request the Domestic Company to issue new shares to WP Designee, WP and/or any other individual or entity designated by WP then at the par value of the shares so that WP Designee, WP and/or any other individual or entity designated by WP then will hold directly the exact same stake, (in terms of percentage interest), in the Domestic Company as it then holds in ZTO Express (Cayman) Inc. in terms of percentage interest on a fully-diluted and as-converted basis; and (ii)  WP Designee is entitled to freely transfer any or all of thesharesof the Domestic Company that WP Designee then holds to WP and/or any other individual or entity designated by WP and all other shareholders of the Domestic Company shall waive all rights and privileges arising from or in connection with such equity transfer, including without limitation the right of first refusal, whether under contract or by law.

IV.                               Other Measures

When WP exits investment from the Company before the collapse of the Captive Structure, WP Designee shall be obligated toexit from the Domestic Company by electing to (i) sell its shares in the Domestic Company to a third party, Mr. Lai Meisong or other individual shareholders, or (ii) request the Domestic Company to repurchase such equity stake, in each case, at the investment cost for such shares paid by WP Designee.  For the avoidance of doubt, upon the election of WP Designee, Mr. Lai Meisong and the Domestic Company, as the case maybe, shall have the obligation to purchase such shares offered by WP Designee at the investment cost for such shares paid by WP Designee.

Each party shall be responsible for all of its own costs and expenses incurred by it or on its behalf in connection with the transaction under Section III and Section IV of this Schedule; provided that WP shall reimburse the Domestic Company, Mr. Lai or other individual shareholders for all taxes incurred by them or on their behalf in connection with the transaction under Section III and Section IV of this Schedule.

SCHEDULE XIII
LIST OF KEY MANAGEMENT PERSONNEL

Name	Company	Department	Title
赖梅松	总公司	总裁办	总裁
赖建法	总公司	常务副总办	常务副总裁
王吉雷	总公司	工程管理中心	副总裁
赵志伟	总公司	总裁办	副总裁
金任群	总公司	服务保障中心	副总裁
倪根炎	总公司	营运管理中心	营运副总裁
赖玉凤	总公司	财务管理中心	财务副总裁
朱中生	总公司	特助室	总裁特别助理
方勇	总公司	总裁办	总裁助理
庄伟	总公司	总裁办	总裁助理
朱晶熙	总公司	IT信息中心	IT信息中心总监
任汉芳	总公司	财务管理中心	财务管理中心总监
李鑫	总公司	监察中心	监察中心总监
王芳	总公司	客服中心	客服中心总监
徐霞	总公司	人力资源中心	人力资源中心总监
郑超	总公司	市场营销中心	市场营销中心总监
赖建昌	总公司	网络管理中心	网络管理中心总监
何世海	总公司	中转管理中心	中转管理中心总监
管成平	总公司	仲裁中心	仲裁中心总监
许峰	总公司	法务部	法务部总监
蓝柏喜	华北管理中心	总经办	总经理
胡向亮	华南管理中心	总经办	总经理
任殿元	长春中通	总经理室	总经理
陈宝松	长沙中通	总经办	总经理
孟峰	成都中通	总经办	总经理
王森良	福建中通	总经办	总经理
徐敏晔	合肥中通	总经办	总经理
陈子文	南昌中通	总经办	总经理
赖圣烽	南京中通	总经办	总经理
洪宗瑞	沈阳中通	总经办	总经理
王睿	太原中通	总经办	总经理
赖洪生	天津中通	总经办	总经理
徐洪军	天津中通	运营发展部	高级经理
蓝柏成	武汉中通	总经办	总经理
张要仁	郑州中通	总经理室	总经理

SCHEDULE XIV
KEY TERMS OF THE EXCLUDED ISSUANCE

一、员工持股计划主要条款：

1.预留股份总数为360万股。

2.持股员工名单：

序 号	姓名	归属公司	所在部门	岗位
1	赖梅松	总公司	总裁办	总裁
2	赖建法	总公司	常务副总办	常务副总裁
3	王吉雷	总公司	工程管理中心	副总裁
4	赵志伟	总公司	总裁办	副总裁
5	金任群	总公司	服务保障中心	副总裁
6	倪根炎	总公司	营运管理中心	营运副总裁
7	赖玉凤	总公司	财务管理中心	财务副总裁
8	朱中生	总公司	特助室	总裁特别助理
9	方勇	总公司	总裁办	总裁助理
10	庄伟	总公司	总裁办	总裁助理
11	朱晶熙	总公司	IT信息中心	IT信息中心总监
12	任汉芳	总公司	财务管理中心	财务管理中心总监
13	李鑫	总公司	监察中心	监察中心总监
14	王芳	总公司	客服中心	客服中心总监
15	徐霞	总公司	人力资源中心	人力资源中心总监
16	郑超	总公司	市场营销中心	市场营销中心总监
17	赖建昌	总公司	网络管理中心	网络管理中心总监
18	何世海	总公司	中转管理中心	中转管理中心总监
19	管成平	总公司	仲裁中心	仲裁中心总监
20	许峰	总公司	法务部	法务部总监
21	刘望彬	总公司	秘书处	秘书
22	奚海忠	总公司	海外事业部	海外事业部副总监
23	潘伟	总公司	核算管理部	核算管理部副总监
24	井杭林	总公司	稽核管理部	稽核管理部副总监
25	陈为民	总公司	结算管理部	结算管理部副总监
26	何坤	总公司	企划中心	企划中心副总监
27	唐建民	总公司	汽运管理中心	汽运管理中心副总监
28	朱菊梅	总公司	税务管理部	税务管理部副总监
29	滕建英	总公司	资金管理部	资金管理部副总监

30	蓝柏喜	华北管理中心	总经办	总经理
31	乔秀冬	华北管理中心	财务管理部	财务部高级经理
32	钱模勇	华北管理中心	服务保障部	服务保障部高级经理
33	姜开勇	华北管理中心	网络管理部	网络管理部高级经理
34	陆贤祥	华北管理中心	运营发展部	运营发展部高级经理
35	司立垚	华北管理中心	总经办	总经理特别助理
36	胡向亮	华南管理中心	总经办	总经理
37	陆明	华南管理中心	财务管理部	财务高级经理
38	鲍晓东	华南管理中心	服务保障部	服务保障高级经理
39	杨伟	华南管理中心	监察部	监察部高级经理
40	王传晓	华南管理中心	总经办	总经理特别助理
41	任殿元	长春中通	总经理室	总经理
42	陈宝松	长沙中通	总经办	总经理
43	孟峰	成都中通	总经办	总经理
44	王森良	福建中通	总经办	总经理
45	徐敏晔	合肥中通	总经办	总经理
46	陈子文	南昌中通	总经办	总经理
47	赖圣烽	南京中通	总经办	总经理
48	杨加明	南宁中通	总经办	总经理
49	洪宗瑞	沈阳中通	总经办	总经理
50	张晋源	大连中通	总经办	总经理
51	郑霞	苏州中通	总经办	总经理
52	王睿	太原中通	总经办	总经理
53	赖洪生	天津中通	总经办	总经理
54	徐洪军	天津中通	运营发展部	高级经理
55	徐永良	温州中通	总经理室	总经理
56	蓝柏成	武汉中通	总经办	总经理
57	张要仁	郑州中通	总经理室	总经理
58	骆超	总公司	IT助理室	IT信息中心总监助理
59	叶远海	总公司	软件开发一部	软件开发部经理
60	乐爱华	总公司	软件开发二部	软件开发部二部经理
61	王世林	总公司	系统支持部	系统支持部经理
62	吉日嘎拉	总公司	中天项目部	中天项目部经理
63	余建明	总公司	需求测试部	需求测试部经理
64	金香	总公司	上海片区	上海片区专员
65	李建军	总公司	安徽片区	安徽片区专员
66	童浩	总公司	浙江片区	浙江片区专员
67	陈灵富	总公司	华南片区	华南片区专员
68	张建华	总公司	华中片区	华中片区专员

69	许功诚	总公司	西南片区	西南片区专员
70	张正嘉	总公司	西北片区	西北片区专员
71	徐良通	总公司	中转管理二部	中转管理二部经理
72	陈志明	总公司	中转管理三部	中转管理三部经理
73	王全法	总公司	中转管理一部	中转管理一部经理
74	李强	总公司	航空管理中心	航空管理中心经理
75	朱根富	总公司	华北监察部	华北监察部经理
76	赖铭松	总公司	采购管理部	采购管理部经理
77	王吉光	总公司	工程管理中心	工程中心副经理
78	陈晓春	总公司	工程管理中心	工程中心副经理
79	李伟	总公司	经理室	上海中转部经理
80	刘彬	杭州转运中心	经理室	杭州中转部经理
81	陈宝红	金华转运中心	经理室	金华中转部经理
82	申屠洪强	无锡转运中心	经理室	无锡中转部经理
83	赖铭法	杭州公司		杭州公司
84	徐根淼	杭州公司		杭州公司
85	伏明明	总公司	IT信息中心
86	陈建辉	总公司	IT信息中心
87	肖文科	总公司	IT信息中心
88	王镇	总公司	汽运部
89	沈胜积	总公司	财务管理中心
90	储品华	总公司
91	周立波	华南管理中心
92	孙林平	华南管理中心
93	章永明	华南管理中心
94	姚慧力	华南管理中心
95	陆正伟	华南管理中心
96	滕晓龙	华南管理中心
97	张金财	华南管理中心
98	冯海勇	华南管理中心
99	赵润民	华南管理中心
100	王磊	华南管理中心
101	赖亚铭
102	潘小虎	总公司	市场营销中心
103	刘高棚	总公司	市场营销中心
总计股数		360万股

3. 授予价格：

员工认购股份价格按照公司总体估值人民币100亿元，总股本6亿股计算，即每股人民币16.67元。

4. 授予条件：

根据受激励员工职位、服务年限、工作绩效等因素，公司一次性授予公司股份认购权。

5. 股份授予:

公司境外重组完成后，在开曼公司层面向员工增发其认购的股份。

6、回购

每年1月1日至1月31日为公司股份交易申报期。申报期内，受激励员工可向公司书面申请回购激励股份。回购价格为出资本金与收益之和。2015年按照年化复合收益率35%计算收益，此后年化复合收益率每年递增5%。但年化复合收益率最高不超过50%。前述收益包含受激励员工自公司获得的分红派息。

二、原加盟商激励计划主要条款：

预留股份总数为1320万股，名单如下：

陈顺峰	山东
崔富山	山东
张健	山东
潘顺美	山东
袁小泉	山东
赖建昌	山东
赖铭松	山东
周海峰	河北
席江秀	河北
肖坤满	云南
姚伟军	重庆
杨波	黑龙江
张建	贵州
潘永芳	贵州

在不超过预留总股份数的情况下，根据2015年该加盟商原所经营区域相应业绩进行考评，确定授予加盟商的具体股数。该等股份授予无需支付对价。

EXHIBIT A
REORGANIZATION PLAN

EXHIBIT B
FORM OF INSTRUMENT OF TRANSFER

EXHIBIT C
FORM OF AMENDED AND RESTATED MEMORANDUM
AND ARTICLES

EXHIBIT D
FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT E
TRADEMARK LICENSE AGREEMENT

EXHIBIT F
TRADEMARK TRANSFER AGREEMENT

EXHIBIT G
FORMS OF PRC AND CAYMAN LEGAL OPINIONS

EXHIBIT H
FORM OF INDEMNIFICATION AGREEMENT